SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                              February 28, 2005
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.           Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)











Item 7.01. REGULATION FD DISCLOSURE

A. Introduction

On February 28, 2005, Delta Petroleum Corporation (the "Company," "Delta," "we" or "us") issued a press release announcing its proposed private offering of $150.0 million in principal amount of senior notes due 2015 (the "notes"). The Company also announced that it intends to use the net proceeds intends to use the net proceeds from the proposed offering to repay amounts owed under its bank credit facility.

The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the notes. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company plans to issue the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.


B.  Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item
7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.


C. Supplemental Information

The following sets forth certain supplemental information contained in the preliminary offering memorandum dated February 25, 2005 relating to the proposed offering of the Notes (the "Preliminary Offering Memorandum"). Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require (i) references to "the Company," "we," "our," "us," or like terms refer to Delta Petroleum Corporation and its subsidiaries; (ii) references to the "Notes" refer to the senior notes due 2014 of the Company that are the subject of the Preliminary Offering Memorandum, (iii) reference to "Big Dog" refer to Big Dog Drilling Co., LLC, of which we own a 50% interest;(iv) references to "Shark" refer to Shark Trucking Co., LLC., of which we own a 50% interest; (v) references to the "Alpine assets" refer to the oil and gas properties aquired from several entities controlled by Alpine Resources, Inc. on June 29, 2004; references to the "Manti assets" refer to the oil and gas properties acquired from from Manti Resources, Inc. on January 21, 2005; and (v) references to our "senior credit facility" refer to our existing bank credit facility.


1.  Summary Historical and Pro Forma Financial Data.

In connection with the proposed private placement of the Notes, we prepared unaudited pro forma financial statements for the fiscal year ended June 30 2004, as of and for the six months ended December 31, 2004 and for the twelve months ended December 31, 2004, in each case to give pro forma effect to certain tranactions described herein. The following summary of and historical and pro forma financial information was included in the Preliminary Offering Memorandum.

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table shows our summary consolidated historical financial data and our summary pro forma financial data as of and for the periods indicated. Our summary historical financial data as of and for the fiscal years ended June 30, 2002, 2003 and 2004 are derived from our audited financial statements. Our summary historical financial data as of and for the six months ended December 31, 2003 and 2004 are derived from our unaudited financial statements and, in our opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. Certain historical amounts have been reclassified to conform to the current presentation.

Our summary unaudited pro forma financial data as of and for the year ended June 30, 2004, and as of and for the six months and twelve months ended December 31, 2004 are adjusted to give effect to the transactions described in the section entitled "Unaudited pro forma financial data," as if such transactions had occurred at the beginning of each of the periods presented. The pro forma adjustments are based on preliminary estimates, available information and assumptions that we believe to be reasonable; however, amounts actually recorded may be different.

You should read the summary consolidated historical and pro forma financial data below in conjunction with our consolidated financial statements and the accompanying notes and our unaudited pro forma combined financial statements and the accompanying notes, each contained herein. You should also read the sections entitled "Selected consolidated financial and other data" and "Management's discussion and analysis of financial condition and results of operations." The information set forth below is not indicative of our future results.

-----------------------------------------------------------------------------------------------

                                                                               SIX MONTHS ENDED
                                              YEAR ENDED JUNE 30,                  DECEMBER 31,
                                  -------------------------------   ---------------------------
(DOLLARS IN THOUSANDS)                2002       2003        2004           2003           2004
-----------------------------------------------------------------------------------------------
                                                                    (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
REVENUES:
   Oil and gas revenues.........  $  8,013   $ 22,576   $  37,235   $     14,781   $     39,657
   Drilling and trucking
      income(1).................        --         --          --             --            300
   Realized gain (loss) on
      derivative instruments,
      net.......................        39     (1,858)       (859)          (380)           (93)
                                  -------------------------------------------------------------
Total revenue...................     8,052     20,718      36,376         14,401         39,864
OPERATING EXPENSES:
   Production costs.............     4,257      8,410       9,776          4,312          9,129
   Depreciation, depletion and
      amortization..............     3,326      4,999       9,914          3,792          8,659
   Exploration expenses.........       155        140       2,406            268          1,283
   Dry hole costs...............       396        537       2,132            177          2,673
   Abandoned and impaired oil
      and gas properties........     1,480         --          --             --             --
   Drilling and trucking(1).....        --         --         232             --          1,074
   General and
      administrative(2).........     3,382      5,137       8,049          3,333          6,951
                                  -------------------------------------------------------------
Total operating expenses........    12,996     19,223      32,509         11,882         29,769
Income (loss) from continuing
   operations...................    (4,944)     1,495       3,867          2,519         10,095
OTHER INCOME (EXPENSE):
   Other income (expense).......       113         31         122             35           (149)
   Minority interest............        --         --          70             --            315
   Interest and financing
      expense...................    (1,325)    (1,767)     (1,762)        (1,085)        (2,236)
                                  -------------------------------------------------------------
Total other expense.............    (1,212)    (1,736)     (1,570)        (1,050)        (2,070)
Income (loss) before
   discontinued operations(3)...  $ (6,156)  $   (241)  $   2,297   $      1,469   $      8,025
                                  -------------------------------------------------------------
Net income......................  $ (6,253)  $  1,257   $   5,056   $      2,016   $      8,754
                                  -------------------------------------------------------------
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and cash equivalents.......  $  1,024   $  2,271   $   2,078   $        711   $      1,386
Property, plant and equipment,
   net..........................    65,984     77,818     256,339         96,379        303,362
Total assets....................    74,077     86,847     272,704        105,754        326,100
Total debt......................    24,939     32,214      69,739         35,945         83,364
Total stockholders' equity......    44,916     47,903     185,997         60,929        216,284
CASH FLOW DATA:
Net cash flow provided by (used in):
   Operating activities.........  $ (1,870)  $  7,999   $   9,623   $      6,146   $     19,049
   Investing activities.........   (13,112)   (14,648)   (148,438)       (11,528)       (33,220)
   Financing activities.........    15,488      7,896     138,622          3,822         13,479
OTHER FINANCIAL DATA:
EBITDAX(4)......................  $   (954)  $  7,202   $  18,511   $      6,791   $     22,876
Ratio of total debt to EBITDAX..        nm       4.5x        3.8x
Ratio of EBITDAX to interest
   expense(5)...................        nm       5.5x       12.9x           8.3x          12.8x
Ratio of earnings to fixed
   charges(6)...................        --         --        1.3x           1.3x           3.5x
-----------------------------------------------------------------------------------------------


--------------------------------  --------------------------------------------
                                                                     PRO FORMA
                                  --------------------------------------------
                                                    SIX MONTHS   TWELVE MONTHS
                                    YEAR ENDED           ENDED           ENDED
                                      JUNE 30,    DECEMBER 31,    DECEMBER 31,
(DOLLARS IN THOUSANDS)                    2004            2004            2004
--------------------------------  --------------------------------------------
                                  (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
REVENUES:
   Oil and gas revenues.........  $     85,002   $      61,995   $     113,544
   Drilling and trucking
      income(1).................            --             300             300
   Realized gain (loss) on
      derivative instruments,
      net.......................          (859)            (93)           (572)
                                  --------------------------------------------
Total revenue...................        84,143          62,202         113,272
OPERATING EXPENSES:
   Production costs.............        21,391          12,070          21,717
   Depreciation, depletion and
      amortization..............        21,699          16,068          29,238
   Exploration expenses.........         2,406           1,283           3,421
   Dry hole costs...............         2,132           2,673           4,628
   Abandoned and impaired oil
      and gas properties........            --              --              --
   Drilling and trucking(1).....           232           1,074           1,306
   General and
      administrative(2).........         9,549           7,201          12,721
                                  --------------------------------------------
Total operating expenses........        57,409          40,369          73,031
Income (loss) from continuing
   operations...................        26,734          21,833          40,241
OTHER INCOME (EXPENSE):
   Other income (expense).......           122            (149)            (62)
   Minority interest............            70             315             385
   Interest and financing
      expense...................       (12,029)         (6,296)        (12,206)
                                  --------------------------------------------
Total other expense.............       (11,837)         (6,130)        (11,883)
Income (loss) before
   discontinued operations(3)...  $     14,897   $      15,703   $      28,358
                                  --------------------------------------------
Net income......................
BALANCE SHEET DATA (AS OF PERIOD
Cash and cash equivalents.......                 $       1,418   $       1,418
Property, plant and equipment,
   net..........................                       363,830         363,830
Total assets....................                       393,100         393,100
Total debt......................                       150,364         150,364
Total stockholders' equity......                       216,284         216,284
CASH FLOW DATA:
Net cash flow provided by (used
   Operating activities.........
   Investing activities.........
   Financing activities.........
OTHER FINANCIAL DATA:
EBITDAX(4)......................  $     53,163   $      42,023   $      77,851
Ratio of total debt to EBITDAX..                                          1.9x
Ratio of EBITDAX to interest
   expense(5)...................          4.8x            7.6x            7.0x
Ratio of earnings to fixed
   charges(6)...................          1.2x            2.5x            2.3x
--------------------------------

"nm" indicates that the figure is not meaningful.

(1) Our drilling and trucking operations are conducted through entities (Big Dog and Shark) that do not meet the definition of a subsidiary under the indenture governing the notes. If these entities were not consolidated in the periods presented, the effect on our historical financial data would not be material.

(2) General and administrative expense includes stock option expense and professional fees.

(3) Income (loss) before discontinued operations and cumulative effect of change in accounting principle.

(4) EBITDAX represents income (loss) before discontinued operations before interest, amortization of deferred financing costs, income taxes, depreciation, amortization and exploration expense and dry hole costs. For more information on other reconciling items please see the notes to our consolidated financial statements incorporated herein by reference.

EBITDAX provides useful information to investors as a measure commonly used by debt holders, industry analysts, lenders, ratings agencies and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. However, EBITDAX in this table does not reflect EBITDAX as calculated pursuant to the indenture governing the notes. Because EBITDAX is also commonly used in the industry, we believe it is useful in evaluating our operational trends and our performance in connection with this offering. However, EBITDAX calculations may vary from company to company, so our computation of EBITDAX may not be comparable to EBITDAX or similar measures of other companies. EBITDAX is not a measure calculated in accordance with generally accepted accounting principles. On a historical and combined pro forma basis, EBITDAX is reconciled to income (loss) before discontinued operations as shown in the table below. Despite this reconciliation, our EBITDAX measure should not be considered an alternative to net income, income before taxes, cash flows from operations or any other measure of financial performance presented in accordance with GAAP.

The following table provides a reconciliation of income (loss) before discontinued operations to EBITDAX:

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       PRO FORMA
                                                                                       -----------------------------------------
                                                                                                      SIX MONTHS   TWELVE MONTHS
                                                                           SIX MONTHS  YEAR ENDED          ENDED           ENDED
                                                YEAR ENDED JUNE 30,             ENDED
                                                                         DECEMBER 31,
                                         --------------------------   ---------------    JUNE 30,   DECEMBER 31,    DECEMBER 31,
(DOLLARS IN THOUSANDS)                      2002     2003      2004     2003     2004        2004           2004            2004
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before discontinued
   operations..........................  $(6,156)  $ (241)  $ 2,297   $1,469  $ 8,025  $   14,897   $     15,703   $      28,358
Interest and financing expense.........    1,325    1,767     1,762    1,085    2,236      12,029          6,296          12,206
Dry hole costs.........................      396      537     2,132      177    2,673       2,132          2,673           4,628
Exploration expenses...................      155      140     2,406      268    1,283       2,406          1,283           3,421
Depreciation, depletion and
   amortization........................    3,326    4,999     9,914    3,792    8,659      21,699         16,068          29,238
                                         ---------------------------------------------------------------------------------------
EBITDAX................................  $  (954)  $7,202   $18,511   $6,791  $22,876  $   53,163   $     42,023   $      77,851
--------------------------------------------------------------------------------------------------------------------------------

(5) Interest expense used in calculating this ratio does not include amortization of deferred financing costs.

(6) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consists of income (loss) before discontinued operations and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest). "Fixed charges" consists of interest and financing expense, amortization of deferred financing costs and the estimated interest factor attributable to rental expense. For the fiscal years ended June 30, 2002 and 2003, our ratio of earnings to fixed charges was less than 1-to-1 and our coverage deficiency was approximately $7.5 million and $2.0 million, respectively.








2. Summary Reserve, Production and Operating Data.

The following summary reserve, production and operating data was included in our Preliminary Offering Memorandum.

           SUMMARY RESERVE, PRODUCTION AND OPERATING DATA

The following table sets forth summary data with respect to estimated proved reserves, production and other operating data on a historical and pro forma basis as of and for the periods presented. Estimates of our oil and natural gas reserves and present values for our fiscal years ended June 30, 2002, 2003 and 2004 are derived from reserve reports prepared by Ralph E. Davis Associates, Inc., our independent reserve engineers with respect to onshore reserves, or Mannon Associates, our independent reserve engineers with respect to offshore reserves. Estimates of our oil and gas reserves and present values on a pro forma basis were internally prepared by our petroleum engineering staff and are not derived from reserve reports prepared by our independent reserve engineers.

Guidelines established by the SEC regarding the present value of future net revenues were utilized to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by geological engineers. In addition, the results of drilling, testing and production activities may require revisions to previous estimates. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

---------------------------------------------------------------------------------------------
                                                                                    PRO FORMA
                                                                  ---------------------------
                                                     YEAR ENDED                 TWELVE MONTHS
                                                       JUNE 30,    YEAR ENDED           ENDED
(DOLLARS IN THOUSANDS, EXCEPT AS  -----------------------------      JUNE 30,    DECEMBER 31,
OTHERWISE INDICATED)                 2002       2003       2004          2004            2004
---------------------------------------------------------------------------------------------
RESERVES:
Gas (Mmcf).....................    43,953     55,200     88,479       101,078        123,120
Oil (Mmbl).....................     4,821      5,749     13,205        14,211         14,088
   Total (Mmcfe)...............    72,879     89,694    167,709       186,342        207,648
Percent gas....................       60%        62%        53%           54%            59%
Percent proved developed.......       55%        55%        58%           59%            58%
Pre-tax PV-10 (at end of
   period).....................   $76,306   $139,891   $379,107   $   439,274    $   547,046
Standardized measure (at end of
   period).....................   $62,384   $107,211   $288,037   $   319,834    $   431,235
Reserve additions (Mmcfe)......    66,667     23,480     96,006       124,075        129,818
Reserve life (Years)(1)........      16.0       17.2       11.8          10.1           11.4
PRODUCTION (CONTINUING OPERATIONS):
Onshore oil (Mbbl).............        86        217        552         1,064          1,256
Offshore oil (Mbbl)............       262        227        180           180            158
Gas (Mmcf).....................       870      2,492      2,842         8,912         12,299
   Total (Mmcfe)...............     2,958      5,156      7,234        16,374         20,783
AVERAGE SALES PRICE PER UNIT
   (CONTINUING OPERATIONS):
Onshore oil (per Bbl)..........   $ 22.22   $  28.82   $  33.09   $     32.90    $     36.68
Offshore oil (per Bbl).........     14.36      20.21      22.11         22.08          27.42
Gas (per Mcf)..................      2.75       4.71       5.27          5.17           5.21
Hedge effect (per Mcfe)........      0.01      (0.36)     (0.12)        (0.05)         (0.03)
COSTS INCURRED:
Exploration....................   $   155   $    140   $  2,406   $     2,406    $     3,421
Development....................     2,186      6,136     25,845        25,845         65,626
Acquisition....................    47,768     11,920    166,490       226,958        234,511
                                  -----------------------------------------------------------
   Total costs incurred........   $50,109   $ 18,196   $194,741   $   255,209    $   303,558
Finding and development cost
   (per Mcfe)..................   $  0.75   $   0.77   $   2.03   $      2.06    $      2.34
Reserve replacement ratio......    2,254%       455%     1,327%          758%           625%
Production expenses (per
   Mcfe)(2)....................   $  1.44   $   1.63   $   1.35   $      1.31    $      1.04
---------------------------------------------------------------------------------------------

(1) We calculate reserve life by dividing proved reserve volumes at the end of each period shown by annualized production rates at the end of each period shown.

(2) Reflects production expenses from continuing operations.



3. The following risks factors related to our business and industry were included in the Preliminary Offering Memorandum.

               RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OIL AND NATURAL GAS PRICES ARE VOLATILE AND A DECREASE COULD ADVERSELY AFFECT OUR REVENUES, CASH FLOWS AND PROFITABILITY.

Our revenues, profitability and future rate of growth depend substantially upon the market prices of oil and natural gas, which fluctuate widely. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Factors that can cause market prices of oil and natural gas to fluctuate include:

       - relatively minor changes in the supply of and demand for oil and natural gas;

       - market uncertainty;

       - the level of consumer product demands;

       - weather conditions;

       - U.S. and foreign governmental regulations;

       - the price and availability of alternative fuels;

       - political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

       - the foreign supply of oil and natural gas; and

       - the price of oil and gas imports, consumer preferences and overall U.S. and foreign economic conditions.

We are not able to predict future oil and natural gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Lower prices may reduce the amount of oil and natural gas that we can produce economically and may also require us to write down the carrying value of our oil and gas properties. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO REPLACE PRODUCTION WITH NEW RESERVES.

Our reserves will decline significantly as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves, which we may not be successful in doing.

IF OIL OR NATURAL GAS PRICES DECREASE OR EXPLORATION AND DEVELOPMENT EFFORTS ARE UNSUCCESSFUL, WE MAY BE REQUIRED TO TAKE WRITE DOWNS.

In the past, we have been required to write down the carrying value of our oil and gas properties, and there is a risk that we will be required to take additional writedowns in the future which would reduce our earnings and stockholders' equity. A write down could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.

We account for our crude oil and natural gas exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our oil and gas properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value.

We review our oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write down of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our oil and gas properties. As a result of our review, we recognized an impairment of $1.5 million for fiscal 2002. Any such future charge will reduce our earnings and stockholders' equity.

WE MAY NOT BE ABLE TO FUND OUR PLANNED CAPITAL EXPENDITURES.

We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Our exploration and development capital budget ranges from $60.0 to $80.0 million for fiscal 2005. If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our senior credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures. After utilizing our available sources of financing, we may be forced to raise additional equity or debt proceeds to fund such expenditures. Additional equity or debt financing or cash flow provided by operations may not be available to meet our capital expenditure requirements.

THE EXPLORATION, DEVELOPMENT AND OPERATION OF OIL AND GAS PROPERTIES INVOLVE SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

       - unexpected drilling conditions;

       - pressure or irregularities in formations;

       - equipment failures or accidents;

       - weather conditions;

       - shortages in experienced labor; and

       - shortages or delays in the delivery of equipment.

As of June 30, 2004, approximately 42% of our proved reserves were undeveloped and had a book value of $86.7 million. The cost to develop these reserves is estimated to be approximately $67.0 million. In addition, we have $49 million of capitalized costs on properties with no proved reserves. We may drill wells that are unproductive or, although productive, do not produce oil and/or gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

OUR INDUSTRY EXPERIENCES NUMEROUS OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry-operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to those attacks have made some types of insurance more difficult to obtain. We have been unable to secure the level and types of insurance we would otherwise have secured prior to the terrorist attacks. We may not be able to maintain insurance in the future at rates we consider reasonable. The occurrence of a significant event, not fully insured or indemnified against, could materially and adversely affect our financial condition and operations.

OUR LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS UNDER THE NOTES.

On December 31, 2004, on a pro forma basis and after giving effect to this offering and the application of net proceeds from this offering, we would have been leveraged and our total indebtedness would have been approximately $150.4 million. Our degree of leverage could have important consequences for you, including the following:

       - it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

       - a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

       - the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

       - certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

       - it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

       - we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending and exploration activities that are important to our growth.

We may be able to incur substantially more debt in the future, which may intensify the risks described in this offering memorandum. The indenture governing the notes and our senior credit facility do not prohibit us from doing so. As of January 31, 2005, after giving effect to this offering, the application of net proceeds from this offering and the modification of our senior credit facility, we would have approximately $11.5 million outstanding under our senior credit facility and additional availability of approximately $48.5 million. All of those borrowings will be secured by substantially all of our assets and would rank effectively senior to the notes and the guarantees.

A DEFAULT UNDER OUR SENIOR CREDIT FACILITY COULD CAUSE US TO LOSE OUR
PROPERTIES.

In order to obtain our senior credit facility, we granted first priority liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. Our senior credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also includes financial covenants.

Under certain conditions amounts outstanding under our senior credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include, among other things, non-payment, breach of warranty, non-performance of obligations under the senior credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior credit facility. Any of these events could potentially cause us to lose substantially all of our properties.

For so long as the revolving commitment is in existence, we will also be required to comply with loan covenants that will limit our flexibility in conducting our business and which could cause us significant problems in the event of a downturn in the oil and gas market. If an event of default occurs and continues after the expiration of any cure period that is provided for in our senior credit facility, the entire principal amount due under it, all accrued interest and any other liabilities that we might have to the lending banks under the senior credit facility will all become immediately due and payable, all without notice of default of any kind. The foregoing information is provided to alert readers that there is risk associated with our existing debt obligations. It is not intended to provide a summary of the terms of our agreements with our lenders.

ACQUISITIONS ARE A PART OF OUR BUSINESS STRATEGY AND ARE SUBJECT TO THE RISKS AND UNCERTAINTIES OF EVALUATING RECOVERABLE RESERVES AND POTENTIAL LIABILITIES.

We could be subject to significant liabilities related to acquisitions by us. The successful acquisition of producing properties requires an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. We cannot assure you that our recent and/or future acquisition activity will not result in disappointing results.

In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.

Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO EXECUTE OUR OPERATING
STRATEGY.

We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, the use of bank credit facilities and the issuance of equity securities. Without adequate financing, we may not be able to successfully execute our operating strategy. We continue to examine the following alternative sources of capital:

       - bank borrowings or the issuance of debt securities; and

       - the issuance of common stock, preferred stock or other equity securities.

The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain adequate capital.

WE DEPEND ON KEY PERSONNEL.

We currently have only three employees that serve in senior management roles, and the loss of any one of them could severely harm our business. In particular, Roger A. Parker and John R. Wallace are responsible for the operation of our oil and gas business and Kevin K. Nanke is our chief financial officer. We do not have key man insurance on the lives of any of these individuals, nor do we currently have employment agreements with any of them. Furthermore, competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

WE MAY NOT BE PERMITTED TO DEVELOP SOME OF OUR OFFSHORE CALIFORNIA PROPERTIES OR, IF WE ARE PERMITTED, THE SUBSTANTIAL COST TO DEVELOP THESE PROPERTIES COULD RESULT IN A REDUCTION OF OUR INTEREST IN THESE PROPERTIES OR CAUSE US TO INCUR PENALTIES.

Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 100.00%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore of California near Santa Barbara. These properties have a cost basis of approximately $10.9 million. The development of these properties is subject to extensive regulation and is currently the subject of litigation. Pursuant to a ruling in California v. Norton, later affirmed by the Ninth Circuit Court of Appeals, the U.S. Government is required to make a consistency determination relating to the 1999 lease suspension requests under a 1990 amendment to the Coastal Zone Management Act. In the event that there is some future adverse ruling under the Coastal Zone Management Act that we decide not to appeal or that we appeal without success, it is likely that some or all of our interests in these leases would become impaired and written off at that time. It is also possible that other events could occur during the Coastal Zone Management Act review or appellate process that would cause our interests in the leases to become impaired, and we will continuously evaluate those factors as they occur.


In addition, the cost to develop these properties will be substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements, then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements, which could impact the ultimate realization of this investment. The estimates discussed above may differ significantly from actual results.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE IT IS ONLY AN ESTIMATE.

There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of our independent reserve engineers, Ralph E. Davis Associates, Inc. and Mannon Associates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of oil and gas reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, oil and gas prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates included in this offering memorandum. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves for the fiscal years ended June 30, 2002, 2003 and 2004 included in this offering memorandum were prepared by our reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves on a pro forma basis were prepared internally by our petroleum engineering staff and have not been reviewed by our independent reserve engineers. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

WE ARE EXPOSED TO ADDITIONAL RISKS THROUGH OUR DRILLING BUSINESS.

We currently own a fifty percent interest in a drilling business. Our operations through that entity will subject us to many additional hazards that are inherent to the drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. No assurance can be given that our insurance will be sufficient to protect us against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. No assurance can be given that our drilling business will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. The occurrence of events, including any of the above-mentioned risks and hazards, that are not fully insured could subject our drilling business to significant liability. It is also possible that we might sustain significant losses through the operation of the drilling business even if none of such events occurs.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS.

In order to manage our exposure to price risks in the marketing of oil and gas, we periodically enter into oil and gas price hedging arrangements, typically costless collars. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

       - production is substantially less than expected;

       - the counterparties to our futures contracts fail to perform under the contracts; or

       - a sudden, unexpected event materially impacts gas or oil prices.

As of December 31, 2004, we were a party to hedging arrangements covering approximately 13,000 Mmbtu per day and 46,000 Bbls per month. The fair market value of these hedges was $173,000. See "Management's discussion and analysis of financial condition and results of operations--Quantitative and qualitative disclosures regarding market risk" for a detailed description of our hedging transactions.

WE MAY NOT RECEIVE PAYMENT FOR A PORTION OF OUR FUTURE PRODUCTION.

Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict, however, what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

WE HAVE NO LONG-TERM CONTRACTS TO SELL OIL AND GAS.

We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

THERE IS CURRENTLY A SHORTAGE OF AVAILABLE DRILLING RIGS AND EQUIPMENT WHICH COULD CAUSE US TO EXPERIENCE HIGHER COSTS AND DELAYS THAT COULD ADVERSELY AFFECT
OUR OPERATIONS.

Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment and supplies. We believe that these shortages are likely to intensify. The costs and delivery times of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In partial response to this trend, we recently acquired a fifty percent interest in a small drilling company and a fifty percent interest in a small trucking company that are both currently managed by Edward Mike Davis. Although Mr. Davis and his affiliated entities are not currently deemed to be affiliates of Delta, we have recently acquired several properties from Mr. Davis and entities that are controlled by him. We believe that our ownership interest in the drilling company will allow us to have priority access to three large drilling rigs. The purpose of our investment in the trucking company is to allow these drilling rigs to be moved to new drilling locations as necessary. We are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.

THE MARKETABILITY OF OUR PRODUCTION DEPENDS MOSTLY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES, WHICH ARE OWNED BY THIRD PARTIES.

The marketability of our production depends upon the availability, operation and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. We currently own several wells that are capable of producing but are currently shut-in pending the construction of gas gathering systems, pipelines and processing facilities. United States federal, state and foreign regulation of oil and gas production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

OUR INDUSTRY IS HIGHLY COMPETITIVE, MAKING OUR RESULTS UNCERTAIN.

We operate in the highly competitive areas of oil and gas exploration, development and production. We compete for the purchase of leases from the U.S. government and from other oil and gas companies. These leases include exploration prospects as well as properties with proved reserves. We face competition in every aspect of our business, including, but not limited to:

       - acquiring reserves and leases;

       - obtaining goods, services and employees needed to operate and manage our business;

       - access to the capital necessary to drill wells and acquire properties; and

       - marketing oil and natural gas.

Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial, technological and other resources than we do.

NEW TECHNOLOGIES MAY CAUSE OUR CURRENT EXPLORATION AND DRILLING METHODS TO BECOME OBSOLETE, RESULTING IN AN ADVERSE EFFECT ON OUR PRODUCTION.

The oil and natural gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

The United States has been the target of terrorist attacks of unprecedented scale. The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, or those of our purchasers, could have a material adverse effect on our business.

WE MAY INCUR SUBSTANTIAL COSTS TO COMPLY WITH THE VARIOUS U.S. FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT AFFECT OUR OIL AND GAS OPERATIONS.

Our oil and gas operations are subject to stringent U.S. federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection or the oil and gas industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the imposition of injunctive relief.

The environmental laws and regulations to which we are subject may:

       - require applying for and receiving a permit before drilling commences;

       - restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

       - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

       - impose substantial liabilities for pollution resulting from our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations,competitive position or financial condition. Over the years, we have owned orleased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.



4. The following unaudited pro forma financial data was included in our Preliminary Offering Memorandum.

                     UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data consists of an unaudited condensed combined pro forma balance sheet and unaudited condensed combined pro forma statements of operations which have been derived from our consolidated financial statements as of and for the year ended June 30, 2004 and the unaudited interim financial statements as of and for the six-month period ended December 31, 2004 as adjusted to give effect to the acquisition of the Alpine assets (which occurred on June 29, 2004) and the related disposition (which occurred on August 19, 2004), and the acquisition of the Manti assets (which occurred on January 21, 2005). They also give effect to the transactions described under "Use of proceeds," namely the issuance of the notes being offered by this offering memorandum, the repayment of indebtedness outstanding under the senior credit facility with net proceeds from this offering, and the adjustment of the amount paid for the unused portion of the borrowing commitment under our senior credit facility.

The unaudited condensed combined pro forma balance sheet dated December 31, 2004 assumes that the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of that date. The unaudited condensed combined pro forma statement of operations for the year ended June 30, 2004 assumes that the acquisition of the Alpine assets and the related disposition, the acquisition of the Manti assets and transactions described under "Use of proceeds" occurred as of July 1, 2003. The unaudited condensed combined pro forma statement of operations for the six months ended December 31, 2004 assumes that the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of July 1, 2004. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2004 assumes that the acquisition and related disposition to the Alpine assets and the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of January 1, 2004.

The unaudited pro forma financial data has been prepared to provide an analysis of the financial effects of the acquisition of the Alpine assets and the related disposition, the acquisition of the Manti assets and the transactions described under "Use of proceeds." With respect to the acquisition of the Alpine assets and the Manti assets, pro forma adjustments include only direct expenses attributable to the assets acquired and certain estimates of other expenses, which adjustments do not reflect all of the expenses we will incur in operating these assets. The pro forma information does not purport to represent what the results of operations of the combined company would have actually been had the events described above in fact occurred on July 1, 2003, July 1, 2004 or January 1, 2004, as the case may be, nor is it indicative of future results of operations.

The pro forma adjustments reflected in these unaudited condensed combined pro forma financial statements and described in the notes thereto are based on preliminary estimates, available information, and assumptions that our management deems to be reasonable; however the amounts actually recorded may be different. No account has been taken within the pro forma financial information to reflect certain operating expenses or any savings that may occur as a result of the transactions described above.

In the opinion of our management, all adjustments necessary to present fairly the pro forma financial information have been made. The notes to the pro forma financial information contain a detailed discussion of how the adjustments are presented. The pro forma financial information should be read in connection with the "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations," and the financial statements and related notes included elsewhere in this offering memorandum.


              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                            AT DECEMBER 31, 2004 (C)

--------------------------------------------------------------------------------------------------
                                                             MANTI
                                     DECEMBER 31,      ACQUISITION        PRO FORMA   DECEMBER 31,
(DOLLARS IN THOUSANDS)                       2004   ADJUSTMENTS(1)   ADJUSTMENTS(2)       2004
--------------------------------------------------------------------------------------------------
                                     (HISTORICAL)                                      (PRO FORMA)
ASSETS
Cash and cash equivalents..........  $      1,386         --              $32(2)      $      1,418
Marketable securities available for
   sale............................         1,255         --               --                1,255
Accounts receivable................         9,350         --               --                9,350
Prepaid assets.....................         1,285         --               --                1,285
Inventory..........................         4,631         --               --                4,631
Other current assets...............         3,226         --              650(2)             3,876
                                     -------------------------------------------------------------
Total current assets...............        21,133         --              682               21,815
Property and equipment.............       303,362     60,468(1)            --              363,830
Other long term assets.............         1,605         --            5,850(2)             7,455
                                     -------------------------------------------------------------
Total assets.......................  $    326,100     60,$468           6,$532        $    393,100
                                     -------------------------------------------------------------


LIABILITIES & STOCKHOLDERS' EQUITY
Current portion of long-term debt..  $        128         --               --         $        128
Accounts payable...................        21,903         --               --               21,903
Other accrued liabilities..........         1,588         --               --                1,588
                                     -------------------------------------------------------------
Total current liabilities..........        23,619         --               --               23,619
Senior credit facility, net........        83,000     60,468(1)      (143,468)(2)               --
Asset retirement obligation........         2,689         --               --                2,689
Other debt, net....................           236         --                                   236
Senior unsecured debt..............            --         --          150,000(2)           150,000
                                     -------------------------------------------------------------
Total long-term liabilities........        85,925     60,468            6,532              152,925
Minority interest..................           272         --               --                  272
                                     -------------------------------------------------------------
Preferred stock....................            --         --               --                   --
Common stock.......................           407         --               --                  407
Additional paid in capital.........       228,804         --               --              228,804
Accumulated other comprehensive
   income (loss)...................           859         --               --                  859
Retained earnings..................       (13,786)        --               --              (13,786)
                                     -------------------------------------------------------------
Total stockholders' equity.........       216,284         --               --              216,284
                                     -------------------------------------------------------------
Total liabilities and stockholders'
   equity..........................  $    326,100     60,$468           6,$532        $    393,100
--------------------------------------------------------------------------------------------------

See notes to unaudited condensed combined pro forma financial statements.


                UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT
                                 OF OPERATIONS
                          YEAR ENDED JUNE 30, 2004 (D)

------------------------------------------------------------------------------------------------------------
                                   YEAR ENDED                       MANTI
(DOLLARS IN THOUSANDS, EXCEPT        JUNE 30,        ALPINE   ACQUISITION     PRO FORMA           YEAR ENDED
PER SHARE AMOUNTS)                       2004   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS        JUNE 30, 2004
------------------------------------------------------------------------------------------------------------
                                 (HISTORICAL)                                                    (PRO FORMA)
REVENUES:
Oil and gas revenues.........  $       37,235   $    26,650   $    21,117            --        $      85,002
Drilling and trucking
   income....................              --            --            --            --                   --
Realized gain (loss) on
   derivative instruments,
   net.......................            (859)           --            --            --                 (859)
                               -----------------------------------------------------------------------------
Total revenue................          36,376        26,650        21,117            --               84,143
OPERATING EXPENSES:
Production costs.............           9,776         9,329         2,286            --               21,391
Depreciation, depletion and
   amortization..............           9,914            --            --         4,838(1)            21,699
                                                                                  6,947(2)
Exploration expenses.........           2,406            --            --            --                2,406
Dry hole costs...............           2,132            --            --            --                2,132
Drilling and trucking........             232            --            --            --                  232
General and administrative...           8,049            --            --         1,000(3)             9,549
                                                                                    500(3)
                               -----------------------------------------------------------------------------
Total operating expenses.....          32,509         9,329         2,286        13,285               57,409
Income (loss) from continuing
   operations................           3,867        17,321        18,831       (13,285)              26,734
OTHER INCOME (EXPENSE):
Other income (expense).......             122            --            --            --                  122
Minority interest............              70            --            --            --                   70
Interest and financing
   expense...................          (1,762)           --            --         1,438(4)
                                           --            --            --       (11,055)(5)          (12,029)
                                                                                   (650)(6)
                               -----------------------------------------------------------------------------
Total other expense..........          (1,570)           --            --       (10,267)             (11,837)
Income (loss) before
   discontinued operations...  $        2,297   $    17,321   $    18,831   $   (23,552)       $      14,897
                               -----------------------------------------------------------------------------
INCOME (LOSS) BEFORE
   DISCONTINUED OPERATIONS
   PER COMMON SHARE:
Basic........................  $         0.09                                                  $        0.45
                               --------------                                                  -------------
Diluted......................  $         0.08                                                  $        0.42
                               --------------                                                  -------------
WEIGHTED AVERAGE SHARES
   OUTSTANDING:
Basic........................          27,041         5,918                                           32,959
                               ----------------------------                                    -------------
Diluted......................          29,632         5,918                                           35,550
------------------------------------------------------------------------------------------------------------

See notes to unaudited condensed combined pro forma financial statements.



                UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT
                                 OF OPERATIONS
                     SIX MONTHS ENDED DECEMBER 31, 2004 (D)

-----------------------------------------------------------------------------------------------------
                                             SIX MONTHS                                    SIX MONTHS
                                                  ENDED         MANTI                           ENDED
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE    DECEMBER 31,   ACQUISITION     PRO FORMA      DECEMBER 31,
AMOUNTS)                                           2004   ADJUSTMENTS   ADJUSTMENTS              2004
-----------------------------------------------------------------------------------------------------
                                           (HISTORICAL)                                   (PRO FORMA)
REVENUES:
Oil and gas revenues.....................  $     39,657   $    22,338            --      $     61,995
Drilling and trucking income.............           300            --            --               300
Realized gain (loss) on derivative
   instruments, net......................           (93)           --            --               (93)
                                           ----------------------------------------------------------
Total revenue............................        39,864        22,338            --            62,202
OPERATING EXPENSES:
Production costs.........................         9,129         2,941            --            12,070
Depreciation, depletion and
   amortization..........................         8,659            --         7,409(2)         16,068
Exploration expenses.....................         1,283            --            --             1,283
Dry hole costs...........................         2,673            --            --             2,673
Drilling and trucking....................         1,074            --            --             1,074
General and administrative...............         6,951            --           250(3)          7,201
                                           ----------------------------------------------------------
Total operating expenses.................        29,769         2,941         7,659            40,369
Income (loss) from continuing
   operations............................        10,095        19,397        (7,659)           21,833
OTHER INCOME (EXPENSE):
Other income (expense)...................          (149)           --            --              (149)
Minority interest........................           315            --            --               315
Interest and financing expense...........        (2,236)           --         1,793(4)
                                                     --            --        (5,528)(5)        (6,296)
                                                                               (325)(6)
                                           ----------------------------------------------------------
Total other expense......................        (2,070)           --        (4,060)           (6,130)
Income (loss) before discontinued
   operations............................  $      8,025   $    19,397   $   (11,719)     $     15,703
                                           ----------------------------------------------------------
INCOME (LOSS) BEFORE DISCONTINUED
   OPERATIONS PER COMMON SHARE:
Basic....................................  $       0.20                                  $       0.40
                                           ------------                                  ------------
Diluted..................................  $       0.19                                  $       0.37
                                           ------------                                  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic....................................        39,724                                        39,724
                                           ------------                                  ------------
Diluted..................................        42,444                                        42,444
-----------------------------------------------------------------------------------------------------

See notes to unaudited condensed combined pro forma financial statements.



                UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT
                                 OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 2004 (D)

----------------------------------------------------------------------------------------------------------
                                    YEAR ENDED                       MANTI                      YEAR ENDED
(DOLLARS IN THOUSANDS, EXCEPT     DECEMBER 31,        ALPINE   ACQUISITION     PRO FORMA      DECEMBER 31,
PER SHARE AMOUNTS)                        2004   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS              2004
----------------------------------------------------------------------------------------------------------
                                  (HISTORICAL)                                                 (PRO FORMA)
REVENUES:
Oil and gas revenues............  $     61,062   $    15,415   $    37,067            --      $    113,544
Drilling and trucking income....           300            --            --            --               300
Realized gain (loss) on
   derivative instruments,
   net..........................          (572)           --            --            --              (572)
                                  ------------------------------------------------------------------------
Total revenue...................        60,790        15,415        37,067            --           113,272
OPERATING EXPENSES:
Production costs................        14,238         2,844         4,635            --            21,717
Depreciation, depletion and
   amortization.................        14,575            --            --         2,594(1)         29,238
                                                                                  12,069(2)
Exploration expenses............         3,421            --            --            --             3,421
Dry hole costs..................         4,628            --            --            --             4,628
Drilling and trucking...........         1,306            --            --            --             1,306
General and administrative......        11,721            --            --           500(3)         12,721
                                            --                                       500(3)
                                  ------------------------------------------------------------------------
Total operating expenses........        49,889         2,844         4,635        15,663            73,031
Income (loss) from continuing
   operations...................        10,901        12,571        32,432       (15,663)           40,241
OTHER INCOME AND (EXPENSE):
Other income (expense)..........           (62)           --            --            --               (62)
Minority interest...............           385            --            --            --               385
Interest and financing
   expense......................        (2,913)           --            --         2,412(4)
                                                                                 (11,055)(5)       (12,206)
                                                                                    (650)(6)
                                  ------------------------------------------------------------------------
Total other expense.............        (2,590)           --            --        (9,293)          (11,883)
Income (loss) before
   discontinued operations......  $      8,311   $    12,571   $    32,432   $   (24,956)     $     28,358
                                  ------------------------------------------------------------------------

INCOME (LOSS) BEFORE
   DISCONTINUED OPERATIONS PER
   COMMON SHARE:
Basic...........................  $       0.24                                                $       0.74
                                  ------------                                                ------------
Diluted.........................  $       0.22                                                $       0.70
                                  ------------                                                ------------
WEIGHTED AVERAGE SHARES
   OUTSTANDING:
Basic...........................        35,215         2,959                                        38,174
                                  --------------------------                                  ------------
Diluted.........................        37,639         2,959                                        40,598
                                  --------------------------                                  ------------
----------------------------------------------------------------------------------------------------------

See notes to unaudited condensed combined pro forma financial statements.


                NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
                              FINANCIAL STATEMENTS

A) BASIS OF PRESENTATION

The accompanying unaudited condensed combined pro forma balance sheet and statements of operations present the pro forma effects of the acquisitions of the Alpine assets and the related disposition, the acquisition of the Manti assets, the issuance of the notes being offered by this offering memorandum, the repayment of indebtedness outstanding under the senior credit facility with net proceeds from this offering and the adjustment of the amount paid for the unused portion of the borrowing commitment under our senior credit facility.

B) DESCRIPTION OF ACQUISITIONS

On June 29, 2004, we completed the acquisition of the Alpine assets for $122.5 million, which was funded with $68.4 million in net proceeds that we received from a $72.0 million private placement of 6 million shares of our restricted common stock to institutional investors at a purchase price of $12.00 per share, and from borrowings of $54.1 million under our senior credit facility. On August 19, 2004 we sold a portion of these assets to Whiting Petroleum Corporation for $19.3 million in net proceeds. There was no gain or loss on the sale of these assets. The unaudited condensed combined pro forma statements of operations exclude the oil and gas revenues and direct operating expenses of the assets sold for all periods presented.

On January 21, 2005, we acquired the Manti assets for the agreed upon price of $60.4 million in cash which was funded through borrowings under our senior credit facility.

C) PRO FORMA ADJUSTMENTS RELATED TO THE BALANCE SHEET

The unaudited condensed combined pro forma balance sheet assumes that the acquisition of the Manti assets and the issuance of the notes occurred on December 31, 2004.

The following adjustments have been made to the accompanying unaudited condensed combined pro forma balance sheet as of December 31, 2004:

    (1) The agreed upon purchase price for the Manti assets of $62.8 million in cash was reduced to a final amount of $60.4 million, after downward adjustments relating to net revenue earned from the effective date of December 1, 2004 through the closing date of January 21, 2004. The acquisition was financed through additional borrowings under our senior credit facility.

    (2) This adjustment reflects the issuance of $150.0 million of notes, with the net proceeds from the issuance being applied to our senior credit facility and all remaining proceeds being recorded as cash on the balance sheet. The issuance of senior notes includes estimated transaction costs of $6.5 million, amortized over the life of the notes.

D) PRO FORMA ADJUSTMENTS RELATED TO THE STATEMENT OF OPERATIONS

The unaudited condensed combined pro forma statement of operations for the year ended June 30, 2004 assumes that the acquisition of the Alpine assets and related disposition, the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of July 1, 2003. The unaudited condensed combined pro forma statement of operations for the six months ending December 31, 2004 assumes that the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of July 1, 2004. The unaudited condensed combined pro forma statements of operations for the year ended December 31, 2004 assumes that the acquisition of the Alpine assets and the related disposition, the acquisition of the Manti assets and the transactions described under "Use of proceeds" occurred as of July 1, 2004. Certain historical amounts have been reclassified to conform to the current presentation. These statements should be read in conjunction with our historical financial statements and related notes.

The following adjustments have been made to the accompanying unaudited condensed combined pro forma statements of operations for the year ended June 30, 2004 and for the six months and year ended December 31, 2004:

    (1) To record pro forma depletion expense giving effect to the acquisition of the Alpine assets and the related disposition. The depletion expense was calculated using estimated proved reserves by field and the allocation of the purchase price of the Alpine asset and the allocation of the sale price of the related disposition. The pro forma depletion and the allocation to producing properties is based on a reserve report prepared by us to evaluate the acquisition.

    (2) To record pro forma depletion expense giving effect to the acquisition of the Manti assets. The depletion expense was calculated using estimated proved reserves by field and the preliminary allocation of the purchase price. The pro forma depletion and the allocation to producing properties is based on a reserve report that was prepared by us to evaluate the acquisition.

    (3) To record an increase in estimated general and administrative expenses relating to the acquisition of the Alpine assets and the Manti assets, primarily relating to anticipated increases in personnel and related office expansion. We estimated an annual increase in general and administrative expense of $1.0 million relating to the acquisition of the Alpine assets. We estimated an annual increase in general and administrative expense of $500,000 relating to the acquisition of the Manti assets. These amounts have been prorated over the respective periods in the audited condensed combined statements of operations.

    (4) To record the elimination of all interest expense relating to outstanding amounts under our senior credit facility.

    (5) To record and adjust interest expense for the effect of the issuance of the $150.0 million senior notes and to record the adjustment of the amount paid for the unused portion of the borrowing commitment under our senior credit facility.

    (6) To record the amortization of the estimated transaction costs of $6.5 million relating to the $150.0 million notes issuance which is amortized over the ten year life of the notes.

There is no income tax provision as a result of our net operating loss carry forward position and income tax valuation allowance for all periods presented.

E) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The following unaudited information has been prepared in accordance with Statement of Financial Accounting Standards No. 69, Disclosure about oil and gas producing activities (SFAS 69). Estimates of our oil and gas reserves have been prepared in accordance with guidelines established by the SEC. See "Summary of proved oil and gas reserves".


1) ESTIMATED PRO FORMA PROVED OIL AND GAS RESERVES

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

The following are estimates of proved oil and gas reserves of Delta, the Manti assets and the company on a combined basis. Such estimates are inherently imprecise and may be subject to substantial revisions.

RESERVE QUANTITIES

-----------------------------------------------------------------------------------------------
                                            DELTA           MANTI ASSETS
                                DECEMBER 31, 2004      DECEMBER 31, 2004               COMBINED
                             --------------------   --------------------   --------------------
                                OIL   NATURAL GAS      OIL   NATURAL GAS      OIL   NATURAL GAS
(QUANTITIES IN THOUSANDS)    (BBLS)         (MCF)   (BBLS)         (MCF)   (BBLS)         (MCF)
-----------------------------------------------------------------------------------------------
Proved developed reserves..   6,622        58,652    1,153        14,176    7,775        72,828
Proved undeveloped
   reserves................   6,297        43,415       16         6,877    6,313        50,292
-----------------------------------------------------------------------------------------------

2) PRO FORMA STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

The standard measure of discounted future net cash flows has been calculated in accordance with the provisions of SFAS No. 69.

Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated. Future general and administrative and interest expenses have not been considered.

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the proved reserves.

The standardized measure of discounted future net cash flows is as follows:

-----------------------------------------------------------------------------------------
                                                        DELTA   MANTI ASSETS
                                                 DECEMBER 31,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                                   2004           2004     COMBINED
-----------------------------------------------------------------------------------------
Future cash flows..............................  $  1,159,708   $    189,617   $1,349,325
Future production costs........................       284,652         37,499      322,151
Future development costs.......................        69,102         14,848       83,950
Future income tax expense......................       171,178         30,074      201,252
                                                 ----------------------------------------
Future net cash flows..........................       634,776        107,197      741,972
Discounted factor of 10% for estimated timing
   of future cash flows........................       264,303         46,434      310,737
                                                 ----------------------------------------
Standardized measure of discounted future cash
   flows.......................................  $    370,473   $     60,762   $  431,235
-----------------------------------------------------------------------------------------

The changes in pro forma standardized measure of discounted future net cash flows for the six months ended December 31, 2004 have not been presented as the timing and costs of development activities and changes in reserve estimates and tax implications are not determinable. The weighted average prices used in calculating the pro forma standardized measure of discounted future net cash flows at December 31, 2004 were $6.30 per Mmbtu for onshore gas, $41.89 per Bbl for onshore oil and $32.60 per Bbl for offshore oil.



5. The following summary of proved oil and gas reserves was included in our Preliminary Offering Memorandum.


                    SUMMARY OF PROVED OIL AND GAS RESERVES

The following tables set forth summary data with respect to estimated proved reserves as of our fiscal years ended June 30, 2002, 2003 and 2004 and pro forma estimated proved reserves as of June 30, 2004 and December 31, 2004. Estimates of our oil and natural gas reserves and present values for our fiscal years ended June 30, 2002, 2003 and 2004 are derived from reserve reports prepared by Ralph E. Davis Associates, Inc., our independent reserve engineers with respect to onshore reserves, or Mannon Associates, our independent reserve engineers with respect to offshore reserves. Estimates of our oil and gas reserves and present values on a pro forma basis or as of any other dates were internally prepared by our petroleum engineering staff and are not derived from reserve reports prepared by our independent reserve engineers.

Guidelines established by the SEC regarding the present value of future net revenues were utilized to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by geological engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. For the purposes of this disclosure, we have included reserves that we are committed to and anticipate drilling.

Reservoirs are considered proved if economic producability is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes: (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves;" (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (C) crude oil, natural gas and natural gas liquids that may occur in underlaid prospects; and (D) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.


A summary of changes in estimated quantities of proved reserves for our fiscal years ended June 30, 2002, 2003 and 2004 is as follows:

------------------------------------------------------------------------------------------------
                                                       ONSHORE               OFFSHORE   COMBINED
                             ---------------------------------   --------------------   --------
                                                         TOTAL                  TOTAL      TOTAL
                             GAS (MMCF)   OIL (MBBL)   (MMCFE)   OIL (MBBL)   (MMCFE)    (MMCFE)
------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 2001...       4,682          344    6,746         1,213     7,278     14,024
Revisions of quantity
   estimate................        (269)          71      157           (49)     (294)      (137)
Extensions and
   discoveries.............          42            2       54            --        --         54
Purchase of properties.....      43,680        3,845   66,750            --        --     66,750
Sales of properties........      (3,311)        (256)  (4,847)           --        --     (4,847)
Production.................        (871)         (87)  (1,393)         (262)   (1,572)    (2,965)
                             -------------------------------------------------------------------
BALANCE AT JUNE 30, 2002...      43,953        3,919   67,467           902     5,412     72,879
Revisions of quantity
   estimate................      13,719         (927)   8,157           244     1,464      9,621
Extensions and
   discoveries.............         687           --      687         1,132     6,792      7,479
Purchase of properties.....         236        1,024    6,380            --        --      6,380
Sale of properties.........        (457)         (66)    (853)           --        --       (853)
Production.................      (2,938)        (252)  (4,450)         (227)   (1,362)    (5,812)
                             -------------------------------------------------------------------
BALANCE AT JUNE 30, 2003...      55,200        3,698   77,388         2,051    12,306     89,694
Revisions of quantity
   estimate................      (3,136)         469     (322)          (44)     (264)      (586)
Extensions and
   discoveries.............       6,560           69    6,974            --        --      6,974
Purchase of properties.....      39,782        8,306   89,618            --        --     89,618
Sale of properties.........      (6,817)        (596)  (10,393)          --        --    (10,393)
Production.................      (3,110)        (568)  (6,518)         (180)   (1,080)    (7,598)
                             -------------------------------------------------------------------
BALANCE AT JUNE 30, 2004...      88,479       11,378   156,747        1,827    10,962    167,709
Pro forma balance at June
   30, 2004................     101,078       12,384   175,380        1,827    10,962    186,342
Pro forma balance at
   December 31, 2004.......     123,120       12,355   197,250        1,733    10,398    207,648
PROVED DEVELOPED RESERVES:
June 30, 2002..............      25,100        1,651   35,006           849     5,094     40,100
June 30, 2003..............      28,611        2,608   44,259           919     5,514     49,773
June 30, 2004..............      55,786        6,240   93,226           695     4,170     97,396
June 30, 2004 PF...........      62,843        7,276   106,500          695     4,170    110,670
December 31, 2004 PF.......      72,828        7,160   115,788          615     3,688    119,476
------------------------------------------------------------------------------------------------



DETAILED CALCULATION OF STANDARDIZED MEASURE

Future net cash flows below are computed using year-end prices and costs and are net of all overriding royalty revenue interests. Future corporate overhead expenses and interest expense have not been included.

------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                           ONSHORE   OFFSHORE        TOTAL
------------------------------------------------------------------------------------------------
DECEMBER 31, 2004 PRO FORMA
Future net cash flows.......................................  $1,292,823   $56,502    $1,349,325
Future costs:
   Production...............................................     300,048    22,103       322,151
   Development..............................................      74,167     9,783        83,950
   Income taxes.............................................     201,252        --       201,252
                                                              ----------------------------------
Future net cash flows.......................................  $  717,356   $24,616    $  741,972
   10% discount factor......................................     304,548     6,189       310,737
                                                              ----------------------------------
Standardized measure of discounted future net cash flows....  $  412,808   $18,427    $  431,235
                                                              ----------------------------------
Standardized measure of discounted future net cash flows
   before tax...............................................  $  528,619   $18,427    $  547,046
                                                              ----------------------------------
Estimated future development cost anticipated for fiscal
   2005 and 2006 on existing properties.....................  $   61,655   $ 3,102    $   64,757
                                                              ----------------------------------
JUNE 30, 2004
Future net cash flows.......................................  $  953,532   $51,625    $1,005,157
Future costs:
   Production...............................................     225,046    23,558       248,604
   Development..............................................      55,845    11,054        66,899
   Income taxes.............................................     165,492        --       165,492
                                                              ----------------------------------
Future net cash flows.......................................  $  507,149   $17,013    $  524,162
   10% discount factor......................................     230,540     5,585       236,125
                                                              ----------------------------------
Standardized measure of discounted future net cash flows....  $  276,609   $11,428    $  288,037
                                                              ----------------------------------
Standardized measure of discounted future net cash flows
   before tax...............................................  $  367,679   $11,428    $  379,107
                                                              ----------------------------------
Estimated future development cost anticipated for fiscal
   2005 and 2006 on existing properties.....................  $   53,129   $ 4,378    $   57,507
                                                              ----------------------------------
JUNE 30, 2003
Future net cash flows.......................................  $  377,458   $46,898    $  424,356
Future costs:
   Production...............................................      99,243    24,787       124,030
   Development..............................................      20,104    13,137        33,241
   Income taxes.............................................      62,390        --        62,390
                                                              ----------------------------------
Future net cash flows.......................................  $  195,721   $ 8,974    $  204,695
   10% discount factor......................................      93,734     3,750        97,484
                                                              ----------------------------------
Standardized measure of discounted future net cash flows....  $  101,987   $ 5,224    $  107,211
                                                              ----------------------------------
Standardized measure of discounted future net cash flows
   before tax...............................................  $  134,667   $ 5,224    $  139,891
                                                              ----------------------------------
JUNE 30, 2002
Future net cash flows.......................................  $  247,611   $16,600    $  264,211
Future costs:
   Production...............................................      84,109    10,067        94,176
   Development..............................................      15,056     1,089        16,145
   Income taxes.............................................      28,078        --        28,078
                                                              ----------------------------------
Future net cash flows.......................................  $  120,368   $ 5,444    $  125,812
   10% discount factor......................................      62,217     1,211        63,428
                                                              ----------------------------------
Standardized measure of discounted future net cash flows....  $   58,151   $ 4,233    $   62,384
                                                              ----------------------------------
Standardized measure of discounted future net cash flows
   before tax...............................................  $   72,073   $ 4,233    $   76,306
------------------------------------------------------------------------------------------------


PRINCIPAL SOURCES OF CHANGES IN STANDARDIZED MEASURE

The principal sources of changes in the standardized measure of discounted net cash flows during our fiscal years ended June 30, 2002, 2003 and 2004 were as follows:

-------------------------------------------------------------------------------------------
                                                                       YEARS ENDED JUNE 30,
                                                             ------------------------------
(DOLLARS IN THOUSANDS)                                         2002       2003       2004
-------------------------------------------------------------------------------------------
Beginning of year..........................................  $ 15,974   $ 62,384   $107,211
   Sales of oil and gas production during the period, net
      of production costs..................................    (3,807)   (16,082)   (27,459)
   Purchase of reserves in place...........................    70,097     14,335    248,478
   Net change in prices and production costs...............    (1,879)    37,957     26,088
   Changes in estimated future development costs...........      (233)    (8,251)     8,592
   Extensions, discoveries and improved recovery...........        96      3,032     11,599
Revisions of previous quantity estimates, estimated timing
   of development and other................................      (398)    25,675    (25,807)
   Previously estimated development costs incurred during
      the period...........................................     1,869      1,801      4,859
   Sales of reserves in place..............................    (7,011)    (1,122)   (17,934)
   Change in future income tax.............................   (13,921)   (18,756)   (58,311)
   Accretion of discount...................................     1,597      6,238     10,721
                                                             ------------------------------
   End of year.............................................  $ 62,384   $107,211   $288,037
-------------------------------------------------------------------------------------------





6. The following management's discussion and analysis of financial condition and results of operations was included in our Preliminary Offering Memorandum.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Gulf Coast and Rocky Mountain regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. At December 31, 2004, on a pro forma basis, we had estimated proved reserves that totaled 207.6 Bcfe, of which 58% were proved developed, with a pre-tax PV-10 value of $547.0 million. As of December 31, 2004 on a pro forma basis, we achieved net production of 50.1 Mmcfe per day, which implies a pro forma reserve life of approximately 11.4 years. For the twelve months ended December 31, 2004 on a pro forma basis we generated net revenues and EBITDAX of $113.3 million and $77.9 million, respectively.

As of December 31, 2004 on a pro forma basis, our reserves were comprised of approximately 123.1 Bcf of natural gas and 14.1 Mmbbls of crude oil, or 59% gas on an equivalent basis. Approximately 56% of our proved reserves were located in the Gulf Coast, 17% in the Rocky Mountains, and 34% in other locations. We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies, where approximately two-thirds of our fiscal 2006 capital budget is allocated and three-fourths of our undeveloped acreage is located. On a pro forma basis as of December 31, 2004, we controlled approximately 493,000 undeveloped acres, representing in excess of 90% of our total acreage position. We retain a high degree of operational control over our asset base, with a pro forma average working interest of in excess of 90% as of December 31, 2004. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations. We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to three drilling rigs in the Rocky Mountain region. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

As of December 31, 2004, we had spent approximately $45.4 million of our fiscal 2005 drilling budget of approximately $60.0 to $80.0 million. We are concentrating a substantial portion of this budget on the development of our Newton and South Angleton Fields in the Gulf Coast region, the Howard Ranch Field in the Wind River Basin in central Wyoming, the Vega Unit of the Piceance Basin in western Colorado, and the Washington County project in the Denver-Julesburg Basin in eastern Colorado. State of the art geologic and seismic geophysical modeling indicates that these fields have target geologic formations containing substantial hydrocarbon deposits that can be economically developed. In several of the Rocky Mountain development programs, recently completed successful wells have verified the existence of multiple accumulations of tight sand reservoirs at various depths, characterized by low permeability and high pressure. These types of reservoirs possess predictable geologic attributes and consistent reservoir characteristics, which result in higher drilling success rates.

The exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil is highly competitive and capital intensive. As in any commodity business, the market price of the commodity produced and the costs associated with finding, acquiring, extracting, and financing the operation are critical to profitability and long-term value creation for stockholders. Generating reserve and production growth while containing costs represents an ongoing focus for management, and is made particularly important in our business by the natural production and reserve decline associated with oil and gas properties. In addition to developing new reserves, we compete to acquire additional reserves, which involve judgments regarding recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. During periods of historically high oil and gas prices, third party contractor and material cost increases are more prevalent due to increased competition for goods and services. Other challenges we face include attracting and retaining qualified personnel, gaining access to equipment and supplies and maintaining access to capital on sufficiently favorable terms.

We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. Our current derivative contracts cover approximately 40% of our current daily production through June 2006. During fiscal 2004, we acquired a 50% interest in both a drilling and trucking company. The interest in these entities allows us to mitigate the increasing challenge for rig availability in the Rocky Mountains and also helps to control third party contractor and material costs. Our business strengths include a diverse balance of high return Gulf Coast properties and long lived Rockies reserves and a multi-year inventory of attractive drilling locations, allowing us to grow reserves and replace and expand production organically without having to rely on acquisitions.

RECENT DEVELOPMENTS

During fiscal 2004 and fiscal 2005, we completed the following acquisitions and dispositions of significant properties:

       - The Alpine assets, which closed on June 29, 2004 for a total purchase price of approximately $120.6 million, net of a downward purchase price adjustment. The Alpine assets added approximately 90 Bcfe in proved reserves, about 68% of which are in the South Angleton and Newton fields, located in the Gulf Coast Region.

       - On August 19, 2004, we completed the sale of our interests in five fields that were either fully developed or non-strategic. These properties contained approximately 10 Bcfe of reserves in Louisiana and South Texas that were acquired in the purchase of the Alpine assets and subsequently sold to Whiting Petroleum Corporation for $19.3 million.

       - The Manti assets, which closed on January 21, 2005 for approximately $60.4 million in cash, net of downward purchase price adjustments. As of December 31, 2004, we estimate that the Manti assets had approximately 28.1 Bcfe of proved reserves, and have additional unproved development opportunities.

Since the acquisition of the Alpine assets occurred at the end of our last fiscal year, and the acquisition of the Manti assets occurred after December 31, 2004, our historical results of operations for fiscal 2004 and the six months ended December 31, 2004 do not reflect, or do not fully reflect, the impact these acquisitions will have on our operations in future periods. The aggregate impact of each of these acquisitions will significantly change our future results of operations. For a more complete understanding of the effects of our recent acquisitions on our financial statements and results of operations, please read "Unaudited pro forma financial data" included elsewhere in this offering memorandum.

We have recently decided to hedge a larger portion of our expected production through the use of derivatives, specifically costless collars, in an effort to manage our exposure to commodity price fluctuations. As a result, approximately 40% of our daily and gas production is hedged through fiscal 2006.

RESULTS OF OPERATIONS

The following discussion and analysis relates to items that have affected our results of operations for the six months ended December 31, 2004 and 2003 and the three years ended June 30, 2004, 2003 and 2002. This analysis should be read in conjunction with our consolidated financial statements and accompanying notes included in this offering memorandum.

SIX MONTHS ENDED DECEMBER 31, 2004 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
2003

The following discussion and analysis relates to items that have affected our results of operations for the six months ended December 31, 2004 and 2003. This analysis should be read in conjunction with our consolidated financial statements and accompanying notes included in this offering memorandum.

Net income. Net income for the six months ended December 31, 2004 was $8.8 million compared to a net income of $2.0 million for the comparable period a year earlier. This increase in net income was affected by the items described in detail below.

Oil and gas revenue. During the six months ended December 31, 2004, oil and natural gas revenue from continuing operations increased to approximately $39.7 million, as compared to approximately $14.8 million for the same period a year earlier. The increase was the result of average onshore gas prices received during the six months ended December 31, 2004 of approximately $5.83 per Mcf compared to approximately $4.72 per Mcf for the same period a year ago, an increase in average onshore oil price received during the six months of approximately $44.64 per Bbl compared to approximately $29.59 per Bbl for the same period a year earlier and a 90% increase in average daily production compared to the same period a year earlier. Oil and gas revenue for the six months ended December 31, 2004, pro forma for the acquisition of the Manti assets, would have been approximately $62.2 million.

Cash payments required on our hedging activities impacted revenues during the six months ended December 31, 2004 and 2003 in the amount of approximately $93,000 and approximately $380,000, respectively.

Production volumes, average prices received and cost per Mcfe for the six months ended December 31, 2004 and 2003 were as follows:

--------------------------------------------------------------------------------------------
                                                               SIX MONTHS ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                                       2003(1)                          2004
                                   ---------------------------   ---------------------------
                                   ONSHORE   OFFSHORE    TOTAL   ONSHORE   OFFSHORE    TOTAL
--------------------------------------------------------------------------------------------
PRODUCTION--CONTINUING
   OPERATIONS:
   Oil (Mbbl)....................     230         96       326      430         74       504
   Gas (Mmcf)....................   1,282         --     1,282    3,123         --     3,123
   Total (Mmcfe).................   2,662        576     3,238    5,703        444     6,147
AVERAGE PRICE--CONTINUING
   OPERATIONS:
   Oil (per Bbl).................  $29.59     $19.98    $26.76   $44.64     $30.66    $42.58
   Gas (per Mcf).................    4.72                 4.72     5.83                 5.83
HEDGE EFFECT:
   (per Mcf).....................  $(0.14)        --    $(0.12)  $(0.02)        --    $(0.02)
PRODUCTION COSTS:
   (per Mcfe)....................  $ 1.04     $ 2.68    $ 1.33   $ 1.31     $ 3.68    $ 1.48
DEPLETION AND DEPRECIATION
   EXPENSE:
   (per Mcfe)....................  $ 1.28     $ 0.51    $ 1.14   $ 1.33     $ 0.75    $ 1.29
--------------------------------------------------------------------------------------------

(1) 2003 information has changed to comply with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

Production costs. Production costs increased to approximately $9.1 million for the six months ended December 31, 2004, as compared to approximately $4.3 million for the same period a year earlier. Production costs from continuing operations per Mcfe increased from approximately $1.33 per Mcfe for the six months ended December 31, 2003 to approximately $1.48 per Mcfe for the six months ended December 31, 2004. This increase in production costs from continuing operations per Mcfe can primarily be attributed to the Alpine assets, which have higher per unit production costs, workover costs on our non-operated properties, lower production rates at our offshore properties and lower production in the Newton Field, which was temporarily curtailed during the second quarter of fiscal 2004. During this quarter we installed a larger compressor in the Newton Field to handle an anticipated increase in drilling activity which caused production inefficiencies and resulted in a temporary reduction in the November and December production. In response to this, we have set up a fuel gas distribution system that will allow for production to be increased going forward. A large portion of the production costs at our offshore properties relate to the fixed operating costs of three offshore platforms. Lower offshore production volumes resulted in a significant increase in offshore production costs per unit. Successful new drilling activity at these offshore platforms is expected to increase offshore production rates and thus lower our offshore per unit production costs. Production costs for the six months ended December 31, 2004, pro forma for the acquisition of the Manti assets, would have been approximately $12.1 million.

Depletion, depreciation and amortization expense. Depletion, depreciation and amortization ("DD&A") expense increased to approximately $8.7 million for the six months ended December 31, 2004, as compared to approximately $3.8 million for the same period a year earlier. Depletion and depreciation for oil and gas properties expenses per Mcfe increased to approximately $1.29 per Mcfe for the six months ended December 31, 2004 from approximately $1.14 per Mcfe for the same period a year earlier. This increase can be attributed to the acquisition of the Alpine assets completed at the end of fiscal 2004. The Alpine assets are generally short lived, causing higher depletion rates. DD&A for the six months ended December 31, 2004 pro forma for the acquisition of the Manti assets would have been approximately $16.1 million.

Drilling and trucking expenses. In March 2004, we acquired a 50% interest in both Big Dog Drilling Co., LLC and Shark Trucking Co. LLC. which gave us first priority to drilling rigs and rig transportation facilities. We began drilling a well with the first Big Dog rig in August 2004, the second Big Dog rig in September 2004, and the third Big Dog rig is nearing completion. We anticipate that all three of these rigs will be used primarily to drill on our acreage for the foreseeable future. We incurred $1.1 million of drilling and trucking expenses during the first six months of fiscal 2005, a portion of which represents down-time between drilling engagements and refurbishment of trucking equipment.

Exploration expenses. Exploration expenses consist of geological and geophysical costs and lease rentals. Our exploration costs for the six months ended December 31, 2004 of approximately $1.3 million include newly acquired seismic information in Washington County, Colorado, Polk County, Texas and Laramie County, Wyoming. During the same period a year earlier, we incurred exploration costs of approximately $300,000.

Dry hole costs. We incurred dry hole costs of approximately $2.7 million primarily relating to eight exploratory wells in the six months ended December 31, 2004, as compared to approximately $200,000 for the same period a year earlier. A significant portion of the costs in the six-months ended December 31, 2004 relate to our prospect in Laramie County, Wyoming. Also included in the eight wells were four non-Niobrara formation dry holes in Washington County, Colorado.

General and administrative expenses. General and administrative expenses increased to approximately $7.0 million for the six months ended December 31, 2004, as compared to approximately $3.3 million for the same period a year ago. The increase in general and administrative expenses is primarily attributable to the increase in technical and administrative staff and related personnel costs, the relocation and expansion of our office facilities and the increase in professional fees attributable largely to compliance with the Sarbanes-Oxley Act of 2002.

Interest and financing costs. Interest and financing costs increased to approximately $2.2 million during the six months ended December 31, 2004 compared to approximately $1.1 million for the same period a year ago, primarily related to the increase in debt obligations relating to acquisitions completed during fiscal 2004.

Discontinued operations. During fiscal 2005 we sold certain properties in Louisiana and South Texas which had $729,000 in income from operations. No gain or loss was recognized on this transaction as the assets had been acquired a month and a half earlier. During fiscal 2004, we sold non-strategic properties which had $575,000 of income from operations for the six month period ended December 31, 2003. A sale of properties in fiscal 2004 resulted in a $28,000 loss reflected in the six months ended December 31, 2003.

FISCAL 2004 COMPARED TO FISCAL 2003

Net income. Net income increased $3.8 million to $5.1 million for fiscal 2004, as compared to $1.3 million for fiscal 2003. This increase was primarily due to a 40% increase in production from fiscal 2003 relating to acquisitions completed during fiscal 2004 and 2003, the development of undeveloped properties associated with these acquisitions and an increase in average oil and natural gas prices received by us.

Oil and gas revenue. During fiscal 2004, oil and natural gas revenue from continuing operations increased 65% to approximately $37.2 million, as compared to approximately $22.6 million in fiscal 2003. The increase was the result of an average gas price received in fiscal 2004 of approximately $5.27 per Mcf compared to approximately $4.71 per Mcf in 2003, an increase in average onshore oil price received in fiscal 2004 of approximately $33.09 per Bbl compared to approximately $28.82 per Bbl in 2003, a slight increase in offshore oil price received of approximately $22.11 per Bbl in fiscal 2004 compared to approximately $20.21 in fiscal 2003, and a 40% increase in average daily production during the fiscal year previously discussed above.

Cash payments required on our hedging activities impacted revenues in 2004 and 2003. The cost of settling of our hedging activities was approximately $859,000 in fiscal 2004 and approximately $1.9 million in fiscal 2003.

Production volumes, average prices received and cost per Mcfe for the years ended June 30, 2004 and 2003 were as follows:

--------------------------------------------------------------------------------------------
                                                                  FISCAL YEAR ENDED JUNE 30,
                                   ---------------------------------------------------------
                                                       2003(1)                          2004
                                   ---------------------------   ---------------------------
                                   ONSHORE   OFFSHORE    TOTAL   ONSHORE   OFFSHORE    TOTAL
--------------------------------------------------------------------------------------------
PRODUCTION--CONTINUING
   OPERATIONS:
   Oil (Mbbl)....................     217        227       444      552        180       732
   Gas (Mmcf)....................   2,492         --     2,492    2,842         --     2,842
   Total (Mmcfe).................   3,794      1,362     5,156    6,154      1,080     7,234
AVERAGE PRICE--CONTINUING
   OPERATIONS:
   Oil (per Bbl).................  $28.82     $20.21    $24.42   $33.09     $22.11    $30.39
   Gas (per Mcf).................  $ 4.71         --    $ 4.71   $ 5.27         --    $ 5.27
HEDGE EFFECT:
   (per Mcfe)....................  $(0.49)        --    $(0.36)  $(0.14)        --    $(0.12)
PRODUCTION COSTS:
   (per Mcfe)....................  $ 1.35     $ 2.40    $ 1.63   $ 1.06     $ 3.02    $ 1.35
DEPLETION AND DEPRECIATION
   EXPENSE:
   (per Mcfe)....................  $ 1.02     $ 0.79    $ 0.96   $ 1.46     $ 0.65    $ 1.34
--------------------------------------------------------------------------------------------

(1) 2003 information has changed to comply with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

Production costs. Production costs increased 16% to approximately $9.8 million for fiscal 2004, as compared to approximately $8.4 million for 2003. However, onshore production costs per Mcfe decreased from approximately $1.35 per Mcfe in fiscal 2003 to approximately $1.06 per Mcfe in fiscal 2004. This decrease in production costs per Mcfe is attributable to our Padget Field acquisition completed during fiscal 2003. The Padget Field added an additional 1.2 Bcfe to current year production with an associated cost of approximately $0.22 per Mcfe.

DD&A expense. DD&A expense increased 98% to approximately $9.9 million in fiscal 2004, as compared to approximately $5.0 million in fiscal 2003. Depletion and depreciation for oil and gas properties expenses per Mcfe for our onshore properties increased to approximately $1.46 per Mcfe during fiscal 2004 from approximately $1.02 per Mcfe in fiscal 2003. This increase can be attributed to the acquisition of our Christensen Field in Washington County which had a depletion and depreciation expense of approximately $2.40 per Mcfe, and the acquisition of our Eland and Stadium Fields in Stark County, North Dakota which had depletion and depreciation expense of approximately $2.74 per Mcfe.

Drilling and trucking expense. In March 2004, we acquired a 50% interest in both Big Dog and Shark. We began drilling our first well with a Big Dog rig in August 2004. Drilling and trucking expenses in fiscal 2004 of approximately $232,000 represent start up costs associated with these two entities incurred through year end.

Exploration expenses. Exploration expenses consist of geological and geophysical costs and lease rentals. Our exploration costs for fiscal 2004 included an extensive 78 square mile seismic shoot in Washington County, Colorado on our South Tongue Prospect.

Dry hole costs. We incurred dry hole costs of approximately $2.1 million relating to five exploratory wells in fiscal 2004 and approximately $537,000 relating to three exploratory wells in fiscal 2003.

General and administrative expenses. General and administrative increased 57% to approximately $8.0 million in fiscal 2004, as compared to approximately $5.1 million in fiscal 2003. The increase in general and administrative expenses is primarily attributed to the increase in technical and administrative staff and related personnel costs, the expansion of our office facility, additional bonuses earned by officers and management and the increase in professional fees attributed to Sarbanes-Oxley Act compliance.

Interest and financing costs. Interest and financing costs remained consistent with fiscal 2003. We expensed approximately $1.8 million for both fiscal 2004 and 2003. The decrease in interest rates during fiscal 2004 was offset by the increase in long-term debt obligations during the year.

Discontinued operations. During fiscal 2004, we sold our Pennsylvania properties which resulted in a gain on sale of $1.9 million. During fiscal 2003, we sold some non-strategic oil and gas properties which resulted in a gain of $277,000.

FISCAL 2003 COMPARED TO FISCAL 2002

Net income (loss). Our net income for the year ended June 30, 2003 was $1.3 million compared to net loss of $6.3 million for the year ended June 30, 2002. The results for the years ended June 30, 2003 and 2002 were affected by the items described in detail below.

Oil and gas revenue. Oil and gas sales from continuing operations for the year ended June 30, 2003 were approximately $22.6 million compared to approximately $8.0 million for the year ended June 30, 2002. The increase in oil and gas sales during the year ended June 30, 2003 resulted primarily from the acquisition of properties from Castle Energy Corporation and Piper
Petroleum Company, completed in fiscal 2002. Production volumes and average prices received for the years ended June 30, 2002 and 2003 were as follows:

--------------------------------------------------------------------------------------------
                                                                  FISCAL YEAR ENDED JUNE 30,
                                   ---------------------------------------------------------
                                                       2002(1)                       2003(1)
                                   ---------------------------   ---------------------------
                                   ONSHORE   OFFSHORE    TOTAL   ONSHORE   OFFSHORE    TOTAL
--------------------------------------------------------------------------------------------
PRODUCTION--CONTINUING
   OPERATIONS:
   Oil (Mbbl)....................      86        262       348      217        227       444
   Gas (Mmcf)....................     870         --       870    2,492         --     2,492
   Total (Mmcfe).................   1,386      1,572     2,958    3,794      1,362     5,156
AVERAGE PRICE--CONTINUING
   OPERATIONS:
   Oil (per Bbl).................  $22.22     $14.36    $16.30   $28.82     $20.21    $24.42
   Gas (per Mcf).................  $ 2.75         --    $ 2.75   $ 4.71         --    $ 4.71
HEDGE EFFECT:
   (per Mcfe)....................  $ 0.03         --    $ 0.01   $(0.49)        --    $(0.36)
PRODUCTION COSTS:
   (per Mcfe)....................  $ 0.90     $ 1.94    $ 1.44   $ 1.35     $ 2.40    $ 1.63
DEPLETION AND DEPRECIATION
   EXPENSE:
   (per Mcfe)....................  $ 1.58     $ 0.69    $ 1.10   $ 1.02     $ 0.79    $ 0.96
--------------------------------------------------------------------------------------------

(1) 2003 and 2002 information has changed to comply with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

Production costs. Production costs from continuing operations for the year ended June 30, 2003 were approximately $8.4 million compared to approximately $4.3 million for the year ended June 30, 2002. On a per Mcfe basis, production costs from continuing operations were approximately $1.35 for onshore properties and approximately $2.40 for offshore properties during the year ended June 30, 2003 compared to approximately $0.90 for onshore properties and approximately $1.94 for offshore properties for the year ended June 30, 2002. Production costs from continuing operations increased compared to 2002 primarily relating to the acquisitions of Castle and Piper, which we completed at the end of fiscal 2002.

DD&A expense. DD&A expense from continuing operations for the year ended June 30, 2003 was approximately $5 million compared to approximately $3.3 million for the year ended June 30, 2002. On a Mcfe basis, the depletion and depreciation rate was approximately $1.02 for onshore properties and approximately $0.79 for offshore properties during the year ended June 30, 2003 compared to approximately $1.58 for onshore properties and approximately $0.69 for offshore properties for the year ended June 30, 2002.

Exploration expenses. Exploration expenses consist of geological and geophysical costs and lease rentals. Exploration expenses were approximately $140,000 for the year ended June 30, 2003 compared to approximately $155,000 for the year ended June 30, 2002.

Abandonment and impaired oil and gas properties. We recorded an expense for the abandonment and impairment of oil and gas properties for the year ended June 30, 2002 of approximately $1.5 million. Our proved properties were assessed for impairment on an individual field basis and we recorded impairment provisions attributable to certain producing properties of $-0- and $878,000 for the years ended June 30, 2003 and 2002, respectively. Also during fiscal 2002, we recorded an impairment of approximately $602,000 attributable to our undeveloped properties as future development of these properties are unlikely. We made a determination based on the political risk and lack of expertise in the area that it would not be economical to develop this prospect and as such we may not proceed with this prospect.

General and administrative expenses. General and administrative expenses for the year ended June 30, 2003 were approximately $5.1 million compared to approximately $3.4 million for the year ended June 30, 2002. The increase in general and administrative expenses is primarily attributed to increased costs in anticipation of the acquisitions completed in fiscal 2003 including office relocation and additional staff.

Interest and financing costs. Interest and financing costs for the year ended June 30, 2003 were approximately $1.8 million compared to approximately $1.3 million for the year ended June 30, 2002. The increase in interest and financing costs can be attributed to the increase in debt related to the Castle acquisition, which closed on May 31, 2002.

Discontinued operations. During fiscal 2003, we sold some non-strategic oil and gas properties which resulted in a gain of $277,000. During fiscal 2002, we sold non-strategic oil and gas properties which resulted in a loss on sale of $88,000.

LIQUIDITY AND CAPITAL RESOURCES

We have historically addressed our long-term liquidity requirements through borrowings under credit facilities, the issuance of debt and equity securities when market conditions permit, through cash provided by operating activities and the sale of oil and gas properties. During fiscal 2004 we raised approximately $98.0 million in additional capital through the sale of our common stock. In November 2004 we established a new credit facility which currently has an available commitment amount of $160.0 million and, after giving effect to this offering and the application of net proceeds, will have an available commitment amount of $60.0 million.

The prices we receive for future oil and natural gas production and the level of production have significant impacts on operating cash flows. We are unable to predict with any degree of certainty the prices we will receive for our future oil and gas production. We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of common stock and the sale of non-strategic assets. Availability of these sources of capital and, therefore, our ability to execute our operating strategy will depend upon a number of factors, some of which are beyond our control.

We believe that borrowings under our senior credit facility, projected operating cash flows and cash on hand will be sufficient to meet the requirements of our business. However, future cash flows are subject to a number of variables including the level of production and oil and natural gas prices. We cannot assure you that our operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that we will not undertake increased capital expenditures. Actual levels of capital expenditures may vary significantly due to a variety of factors, including but not limited to, drilling results, product pricing and future acquisitions and divestitures of properties.

CASH FLOW PROVIDED BY OPERATIONS

Our cash flow provided by operating activities for the six months ended December 31, 2004 increased to approximately $19.0 million compared to approximately $6.1 million for the same period a year earlier. This increase was primarily due to a 90% increase in production from the same period a year ago relating to acquisitions completed during fiscal 2004, the development of undeveloped properties associated with these acquisitions and an increase in average oil and natural gas prices received by us.

Our cash flow provided by operating activities for the year ended June 30, 2004 increased 20% to approximately $9.6 million compared to approximately $8.0 million for the same period a year earlier, primarily as a result of an increase in net income.

Our cash flow provided by operating activities for the year ended June 30, 2003 increased to approximately $8.0 million compared to cash flow used in operating activities of $1.9 million for the same period a year earlier, primarily as a result of an increase in production from acquisitions completed during the end of fiscal 2002.

ACQUISITION OF OIL AND GAS ASSETS

During fiscal 2004 and fiscal 2005, we completed the following acquisitions of significant properties:

       - The Alpine assets, which closed on June 29, 2004 for a total purchase price of approximately $120.6 million, net of a purchase price adjustment. The Alpine Acquisition added approximately 90 Bcfe in proved reserves, about 68% of which are in the South Angleton and Newton Fields, located in the Gulf Coast Region.

       - The Manti assets, which closed on January 21, 2005 for approximately $60.4 million in cash, net of downward purchase price adjustments. As of December 31, 2004, we estimate that the Manti assets had approximately 28.1 Bcfe of proved reserves, and have additional unproved development opportunities.

SALE OF OIL AND GAS PROPERTIES--DISCONTINUED OPERATIONS

On March 31, 2004, we completed the sale of all of our Pennsylvania properties to Castle Energy Corporation, a 20% shareholder of us at June 30, 2004, for cash consideration of approximately $8.0 million with an effective date of January 1, 2004, which resulted in a gain on sale of oil and gas properties of approximately $1.9 million.

On August 19, 2004, we completed the sale of our interests in five fields in Louisiana and South Texas previously acquired as part of the Alpine assets, which closed on June 29, 2004, to Whiting Petroleum Corporation for approximately $19.3 million. No gain or loss was recognized on this transaction.

CAPITAL AND EXPLORATION EXPENDITURES AND FINANCING

We anticipate our capital and exploration expenditures to range between $60.0 and $80.0 million for fiscal 2005. The timing of our capital expenditures is discretionary.

CONTRACTUAL AND LONG TERM DEBT OBLIGATIONS

Our contractual obligations at December 31, 2004 were as follows:

--------------------------------------------------------------------------------------------------
                                                                            PAYMENTS DUE BY PERIOD
                                             -----------------------------------------------------
                                             LESS THAN                             AFTER
(DOLLARS IN THOUSANDS)                          1 YEAR   1-3 YEARS   3-5 YEARS   5 YEARS     TOTAL
--------------------------------------------------------------------------------------------------
Senior credit facility.....................         --          --   $  83,000       --    $83,000
Abandonment retirement obligation..........  $     227   $     449         254   $6,716      7,646
Operating leases and other debt
   obligations.............................        963       1,887       1,432    3,232      7,514
                                             -----------------------------------------------------
Total contractual obligations..............  $   1,190   $   2,336   $  84,687   $9,948    $98,160
--------------------------------------------------------------------------------------------------

SENIOR CREDIT FACILITY

On November 5, 2004, we entered into a new senior credit facility with JPMorgan Chase Bank, N.A. (formerly Bank One, N.A.); Bank of Oklahoma, N.A.; U.S. Bank National Association and Hibernia National Bank. The new senior credit facility replaces our previous credit facility with Bank of Oklahoma, U.S. Bank and Hibernia Bank. In order to obtain this facility, we granted first priority liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. The maximum amount that may be secured under our senior credit facility is $200.0 million. The total commitments under our senior credit facility, and the maximum amount that we are permitted to borrow under our senior credit facility, is $160.0 million. After giving effect to this offering, the application of net proceeds and the modification of our senior credit facility, the total amount of commitments under our senior credit facility will be $60.0 million. As of January 31, 2005, after giving effect to this offering, the application of net proceeds from this offering and the modification of our senior credit facility, we would have approximately $11.5 million outstanding under our senior credit facility and additional availability of approximately $48.5 million. The senior credit facility has variable interest rates tied to the prime rate and/or an adjusted
LIBOR rate, plus 0.25% to 2.25% based on the total bank debt outstanding. The loan matures on November 5, 2008.

Subsequent determinations of our borrowing base will be made by the lending banks at least semi-annually on April 1 and October 1 of each year or as special redeterminations. If, as a result of any reduction in the amount of our borrowing base, the total amount of our outstanding debt were to exceed the amount of the borrowing base in effect, then, within 30 days after we are notified of the borrowing base deficiency, we would be required (1) to make a mandatory payment of principal to reduce our outstanding indebtedness so that it would not exceed our borrowing base and (2) to eliminate the deficiency by making three equal monthly principal payments, (3) within 90 days to provide additional collateral for consideration to eliminate the deficiency or (4) to eliminate the deficiency through a combination of (1) through (3). If for any reason we were unable to pay the full amount of the mandatory prepayment within the requisite 30-day period, we would be in default of our obligations under our senior credit facility.

The senior credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and includes financial covenants. Under certain conditions, amounts outstanding under the senior credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the senior credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior credit facility.

OTHER CONTRACTUAL OBLIGATIONS

Our abandonment retirement obligation arises from the plugging and abandonment liabilities for our oil and gas wells. The majority of this obligation will not occur over the next five years.

Our corporate office in Denver, Colorado is under an operating lease which will expire in fiscal 2015. Our current monthly payment is approximately $48,000. We have additional operating lease commitments which represent office equipment leases and short term debt obligations primarily relating to field vehicles and equipment.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations were based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 1 to our consolidated financial statements. In response to SEC Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," we have identified certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. We analyze our estimates, including those related to oil and gas reserves, bad debts, oil and gas properties, marketable securities, income taxes, derivatives, contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

SUCCESSFUL EFFORTS METHOD OF ACCOUNTING

We account for our crude oil and natural gas exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of producing properties.

The application of the successful efforts method of accounting requires managerial judgment to determine that proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive and actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Wells are drilled that have targeted geologic structures that are both developmental and exploratory in nature and an allocation of costs is required to properly account for the results. Expenditures for delineation seismic data incurred to select development locations within an oil and gas field is typically considered a development cost and capitalized, but often these seismic programs extend beyond the reserve area considered proved and management must estimate the portion of the seismic costs to expense. The evaluation of oil and gas leasehold acquisition costs requires managerial judgment to estimate the fair value of these costs with reference to drilling activity in a given area. Drilling activities in an area by other companies may also effectively condemn leasehold positions.

The successful efforts method of accounting can have a significant impact on the operational results reported when we are entering a new exploratory area in hopes of finding an oil and gas field that will be the focus of future development drilling activity. The initial exploratory wells may be unsuccessful and will be expensed. Seismic costs can be substantial which will result in additional exploration expenses when incurred.

RESERVE ESTIMATES

Estimates of oil and gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and gas prices, future operating costs, severance taxes, development costs and workover gas costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to an extent that these reserves may be later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of our oil and gas properties and/or the rate of depletion of the oil and gas properties. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

IMPAIRMENT OF OIL AND GAS PROPERTIES

We review our oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value and at least annually. We estimate the expected future net cash flows of our developed proved properties and compare such future net cash flows to the carrying amount of the proved properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected net cash flows projected.

Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the recorded book values associated with oil and gas properties. As a result of our review, we recognized an impairment of $1.5 million for the year ended June 30, 2002. We did not record an impairment during the years ended June 30, 2004 and June 2003. Any impairment provisions recognized for developed and undeveloped properties are permanent and may not be restored in the future periods.

  Onshore producing and undeveloped properties

We compare our historical cost basis of each proved developed and undeveloped oil and gas property to its expected future undiscounted cash flow from each property on a field by field basis at least annually. We had an impairment provision attributed to producing properties during the fiscal year ended June 30, 2002 of $878,000, and there were no impairment provisions during the fiscal years ended June 30, 2004 and 2003.

  Unproved onshore properties

Unproved onshore properties are carried at our cost basis of $38.9 million at December 31, 2004, and have been subject to an impairment review no less frequently than on an annual basis. There are no proven reserves associated with these properties. Based on our continued interest in these properties and the possibility for future development, we have concluded that the cost bases of these other undeveloped properties are not impaired at this time. There are no assurances, however, that when and if development occurs, we will recover the value of our investments in such properties.

  Unproved undeveloped offshore California properties

We acquired many of our offshore properties (including our interest in Amber) in a series of transactions from 1991 to the present. These properties are carried at our cost basis, $10.9 million, and have been subject to an impairment review no less frequently than on an annual basis.

These properties will be expensive to develop and produce and have been subject to significant regulatory restrictions and delays. Substantial quantities of hydrocarbons are believed to exist based on estimates reported to us by the operator of the properties and the U.S. government's Mineral Management Services ("MMS"). The classification of these properties depends on many assumptions relating to commodity prices, development costs and timetables. We annually consider impairment of properties assuming that properties will be developed. Based on the range of possible development and production scenarios using current prices and costs, we have concluded that the cost bases of our offshore properties are not impaired at this time. There are no assurances, however, that when and if development occurs, we will recover the value of our investment in such properties.

COMMODITY DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We periodically enter into commodity derivative contracts and fixed-price physical contracts to manage our exposure to oil and natural gas price volatility. We primarily utilize future contracts, swaps or options, which are generally placed with major financial institutions or with counterparties of high credit quality that we believe are minimal credit risks. The oil and natural gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures, which have a high degree of historical correlation with actual prices we receive.

On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under SFAS No. 133 all derivative instruments are recorded on the balance sheet at fair value. Changes in the derivative's fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For qualifying cash flow hedges, the gain or loss on the derivative is deferred in accumulated other comprehensive income (loss) to the extent the hedge is effective. For qualifying fair value hedges, the gain or loss on the derivative is offset by related results of the hedged item in the income statement. Gains and losses on hedging instruments included in accumulated other comprehensive income (loss) are reclassified to oil and natural gas sales revenue in the period that the related production is delivered. Derivative contracts that do not qualify for hedge accounting treatment are recorded as derivative assets and liabilities at market value in the consolidated balance sheet, and the associated unrealized gains and losses are recorded as current expense or income in the consolidated statement of operations. While such derivative contracts do not qualify for hedge accounting, management believes these contracts can be utilized as an effective component of commodity price risk management activities.

RECENTLY ISSUED ACCOUNTING STANDARDS AND PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51" ("FIN 46"). In December 2003 FIN 46 was revised ("FIN 46R"). FIN 46R is an interpretation of Accounting Research Bulletin 51, "Consolidated Financial Statements," and addresses consolidation by business enterprises of variable interest entities ("VIE's"). The primary objective of FIN 46R is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights. Such entities are known as VIE's. FIN 46R requires an enterprise to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. We currently consolidate Big Dog and Shark in our financial statements as VIE's in accordance with FIN 46R. At this time, we do not have an interest in an unconsolidated VIE.

We account for our stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. In December 2002 the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation-Transition and Disclosure." SFAS No. 148 amended FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The provisions of SFAS No. 148 had no material impact on us as we were not required to adopt the fair-value method of accounting for stock options. Accordingly, no compensation cost has been recognized for options granted to employees at a price equal to or greater than the fair market value of the common stock.

However, in December 2004, SFAS No. 123 (Revised 2004), "Share Based Payment" was issued, which will require us to recognize the grant-date fair value of stock options and other equity based compensation issued to employees in the income statement. The cost of share based payments will be recognized over the period the employee provides service. While we have not made a determination of the impact of adoption on our financial statements, we expect that the impact will be based on the grant-date fair value of the awards calculated under SFAS No. 123.

QUANTITATIVE AND QUALITATIVE DISCLOSURES REGARDING MARKET RISKS

We actively manage our exposure to commodity price fluctuations by hedging portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. We use hedges to limit the risk of fluctuating cash flows that fund our capital expenditure program. We also typically use hedges in conjunction with acquisitions to achieve expected economic returns during the payout period. Approximately 40% of our current daily oil and gas production is hedged through fiscal 2006.

The following table summarizes our current hedge positions:

------------------------------------------------------------------------------------------------
COMMODITY              VOLUME             PRICE FLOOR/PRICE CEILING   TERM
------------------------------------------------------------------------------------------------
Crude oil............  40,000 Bbls/month  $35.00/$50.80               October 2004 - June 2005
Crude oil............  6,000 Bbls/month   $35.00/$49.75               April 2005 - December 2005
Crude oil............  40,000 Bbls/month  $40.00/$50.34               July 2005 - June 2006
Natural gas..........  10,000 Mmbtu/day   $ 5.00/$ 9.25               January 2005 - June 2005
Natural gas..........  3,000 Mmbtu/day    $ 5.00/$ 7.85               April 2005 - October 2005
Natural gas..........  10,000 Mmbtu/day   $ 5.00/$ 9.60               July 2005 - June 2006
------------------------------------------------------------------------------------------------

During the six months ended December 31, 2004, a hypothetical decrease of $5 in the average price of crude oil would have resulted in approximately a $2.5 million decrease in our revenues and EBITDAX, without considering the effect of our hedges. During the six months ended December 31, 2004, a hypothetical decrease of $1 in the average price of natural gas would have resulted in approximately a $3.1 million decrease in our revenues and EBITDAX, without considering the effect of our hedges.

We were subject to interest rate risk on $83.0 million of variable rate debt obligations pursuant to borrowings under our senior credit facility at December 31, 2004. The annual effect of a ten percent change in interest rates would have been approximately $415,000.



7. The following description of our business was included in the Preliminary Offering Memorandum.

                                   BUSINESS

We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Gulf Coast and Rocky Mountain regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. At December 31, 2004, on a pro forma basis, we had estimated proved reserves that totaled 207.6 Bcfe, of which 58% were proved developed, with a pre-tax PV-10 value of $547.0 million. As of December 31, 2004 on a pro forma basis, we achieved net production of 50.1 Mmcfe per day, which implies a pro forma reserve life of approximately 11.4 years. For the twelve months ended December 31, 2004 on a pro forma basis we generated net revenues and EBITDAX of $113.3 million and $77.9 million, respectively.

As of December 31, 2004 on a pro forma basis, our reserves were comprised of approximately 123.1 Bcf of natural gas and 14.1 Mmbbls of crude oil, or 59% gas on an equivalent basis. Approximately 56% of our proved reserves were located in the Gulf Coast, 10% in the Rocky Mountains, and 34% in other locations. We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies, where approximately two-thirds of our fiscal 2006 capital budget is allocated and three-fourths of our undeveloped acreage is located. On a pro forma basis as of December 31, 2004, we controlled approximately 493,000 undeveloped acres, representing in excess of 90% of our total acreage position. We retain a high degree of operational control over our asset base, with a pro forma average working interest in excess of 90% as of December 31, 2004. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations. We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to three drilling rigs in the Rocky Mountain region. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

As of December 31, 2004, we had spent approximately $45.4 million of our fiscal 2005 drilling budget of approximately $60.0 to $80.0 million. We are concentrating a substantial portion of this budget on the development of our Newton and South Angleton Fields in the Gulf Coast region, the Howard Ranch Field in the Wind River Basin in central Wyoming, the Vega Unit of the Piceance Basin in western Colorado, and the Washington County project in the Denver-Julesburg Basin in eastern Colorado. State of the art geologic and seismic geophysical modeling indicates that these fields have target geologic formations containing substantial hydrocarbon deposits that can be economically developed. In several of the Rocky Mountain development programs, recently completed successful wells have verified the existence of multiple accumulations of tight sand reservoirs at various depths, characterized by low permeability and high pressure. These types of reservoirs possess predictable geologic attributes and consistent reservoir characteristics, which result in higher drilling success rates.

BUSINESS STRENGTHS

Multi-year inventory of attractive drilling locations

As of December 31, 2004 on a pro forma basis, we owned and controlled approximately 493,000 undeveloped acres. Approximately 75% of our undeveloped acreage position is located in the Rocky Mountain region. We believe that there are substantial quantities of unproved reserves that will be recovered in the future from several of these fields based upon our drilling success to date. Many of our targeted drilling locations are in reservoirs possessing predictable geologic attributes and consistent reservoir characteristics, which lead to reliable drilling results. These fields provide a multi-year inventory of drilling locations with relatively low geologic risk.

Diverse balance of high-return Gulf Coast properties and long-lived Rockies reserves

Our reserves in the Gulf Coast are generally characterized by high initial production volumes, fast payback periods and high initial cash flows. Our reserves in the Rocky Mountains, where we plan to increasingly focus our drilling efforts and capital expenditures, are generally characterized as long-lived with low decline rates. This balance of high-return Gulf Coast drilling and long-lived Rockies reserves allows us to increase near term production rates and cash flow while building our reserve base and lengthening our average reserve life, which was 11.4 years as of December 31, 2004 on a pro forma basis.

Operational control

We operate the majority of our properties and control an average pro forma working interest in drilling locations on our properties in excess of 90%. As a result, we control the timing of our field development and the level and allocation of substantially all of our capital expenditures and expenses. We believe this flexibility to opportunistically pursue exploitation and development projects relating to our properties provides us with a useful competitive advantage. We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to three drilling rigs in the Rocky Mountains.

Track record of efficient reserve and production growth

We have experienced rapid reserve and production growth over the past three years through a combination of acquisitions and drilling successes. From June 30, 2001 to June 30, 2004, we achieved compound annual growth in proved reserves and production of 129% and 35%, respectively. Over the same period, we acquired, drilled and discovered estimated proved reserves that exceeded our historical production by over ten times. For fiscal 2004 on a historical basis we achieved average net production from continuing operations of 19.8 Mmcfe per day, a 40% increase over fiscal 2003, while lowering production costs from continuing operations by 17% on a per unit basis during the same period. The majority of our reserve and production growth historically has come through acquisitions. In the future we anticipate the majority of our reserve and production growth to come through the execution of our drilling program on a large inventory of proved and unproved locations. Our weighted average finding and development cost for the three years ended June 30, 2004 was $1.41 per Mcfe. This does not include acquisition costs associated with the acquisition of the Manti assets, which occurred on January 21, 2005.

Experienced management and operational team utilizing advanced exploration and development technology

Our senior management team has an average of 25 years of experience in the oil and gas industry, and has a proven track record of creating value both organically and through strategic acquisitions. Our management team is supported by an active board of directors with extensive experience in the oil and gas industry. Our experienced technical staff utilizes sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also utilize multi-zone, multi-stage artificial stimulation ("frac") technology in developing our wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our team has successfully applied these techniques, normally associated with completions in the most advanced Rocky Mountain gas fields, to our largest Gulf Coast field to improve initial and ultimate production and returns beyond those typically experienced in the area.

BUSINESS STRATEGY

Concurrent development of our core areas

We intend to simultaneously develop drilling locations in both of our core areas in the near term. The different well production characteristics of each region allow us to maintain a balance between long-lived reserves and high production rates.

       - Develop our long-lived Rockies gas projects. We intend to develop our multi-year inventory of drilling locations in the Rocky Mountains. The well performance in our project areas indicates that there are substantial quantities of unproved reserves. Many of our targeted drilling locations are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which generally lead to reliable drilling results.

       - Increase drilling activity in our Gulf Coast projects. We intend to take advantage of select high impact well locations in several areas of the Gulf Coast where we predict significant reserves per well. Because of the high initial production rates associated with this area, we expect a significant increase in net daily production in the near term.

Maintain high percentage ownership and operational control over our asset base

We have built an extensive undeveloped acreage position in which we retain a high average working interest and operational control. We plan to maintain this advantage to allow us to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process.

Pursue disciplined acquisition strategy in our core areas of operation

Historically we have been successful at growing through targeted acquisitions. Although our multi-year drilling inventory provides us with the ability to grow reserves and production organically without acquisitions, we continue to evaluate acquisition opportunities in our core areas of operation. We intend to limit our acquisition activity to properties where our technological expertise and our familiarity with the area's geologic formations provide us with a competitive advantage in valuing and economically developing those properties. Potential acquisitions must meet strict return thresholds in order to be considered. Historically, our acquisitions have been funded with a significant amount of equity to maintain a balanced capital structure. In addition to potential acquisitions, we will continue to look to divest our assets in fully developed, non-core areas.

Maintain an active hedging program

We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. We use hedges to limit the risk of fluctuating cash flows that fund our capital expenditure program. We also typically use hedges in conjunction with acquisitions to achieve expected economic returns during the payout period. Approximately 40% of our current daily oil and gas production is hedged through fiscal 2006.

SUMMARY OF AREAS OF OPERATIONS

As of December 31, 2004, our proved reserves, production, wells and acreage were primarily located in the Gulf Coast Region and the Rocky Mountain Region and, on a pro forma basis, would have been as set forth below:

-----------------------------------------------------------------------------------------------------------------
                                                                                AS OF DECEMBER 31, 2004 PRO FORMA
                         ----------------------------------------------------------------------------------------
                                                                                                      UNDEVELOPED
                                                                    WELLS       TOTAL ACREAGE             ACREAGE
                                                  RESERVE   -------------   -----------------   -----------------
                         RESERVES   PRODUCTION    LIFE(1)   GROSS     NET     GROSS       NET     GROSS       NET
-----------------------------------------------------------------------------------------------------------------
                          (BCFE)     (MCFE/D)    (YEARS)
GULF COAST:
Newton.................      42.0        4,770       24.1      15    15.0     2,214     2,214     1,680     1,680
South Angleton.........      12.2        7,722        4.3       8     8.0     1,600     1,536     1,250     1,200
North Hagist Ranch.....       6.3          857       20.1       4     4.0       983       983       823       823
Laurel Ridge...........       6.3          132         nm       2     1.9       640       328       520       267
Speary.................      10.2          385         nm       7     7.0     1,246     1,246       650       650
Baffin Bay/CCOH........      28.1       11,740        6.6      19    10.0    11,162     8,604    10,402     8,019
Other..................      11.5        3,134       10.1      55    14.8     2,368     1,184       857       857
                         ----------------------------------------------------------------------------------------
   Total Gulf Coast....     116.6       28,740       11.1     110    60.7    20,213    16,095    16,182    13,496
U.S. ROCKIES:
Wind River Basin.......      15.0        2,980       13.8      11     9.5    15,881     8,756    13,701     7,055
Piceance Basin.........       1.9          500       10.4       3     3.0    12,552    10,234    12,432    10,136
DJ Basin (Washington
   County).............       2.3        1,730        3.6      13    11.9   403,410   385,257   364,817   348,400
Other..................       2.3        2,099        3.0      36     2.0     2,000     1,500        --        --
                         ----------------------------------------------------------------------------------------
   Total U.S.
      Rockies..........      21.5        7,309        8.1      63    26.4   433,843   405,747   390,950   365,591
OTHER:
Deerlick...............      21.7        2,400       24.8      64    64.0     3,846     3,846     2,846     2,846
Rocky Point............      10.4        2,230       12.8      38     2.3    67,105    15,471    64,905    15,837
Other..................      37.4        9,421       10.9     282    14.1   187,807    93,403   188,531    95,265
                         ----------------------------------------------------------------------------------------
   Total Other.........      69.5       14,051       13.6     384    80.4   258,758   112,720   256,282   113,948
TOTAL..................     207.6       50,100       11.4     557   167.5   712,814   534,562   663,414   493,035
-----------------------------------------------------------------------------------------------------------------

"nm" Indicates that the figure is not meaningful.

(1) We calculate reserve life by dividing proved reserve volumes at the end of each period shown by annualized production rates at the end of each period shown. Reserve lives listed for the individual fields are influenced by the age of the wells and the relative mix of producing and non-producing reserves in those fields, and thus may not represent the economic life of newly drilled wells in the field. The projected economic life of new wells in our development projects in the Rocky Mountain region is 27.6 years and in the Gulf Coast region is 19.5 years, each on a weighted average basis.

As of June 30, 2004, on a historical basis, our proved reserves, production and wells were as set forth below:

---------------------------------------------------------------------------------------------------
                                                                                AS OF JUNE 30, 2004
                                                    -----------------------------------------------
                                                                                              WELLS
                                                                            RESERVE   -------------
                                                    RESERVES   PRODUCTION   LIFE(1)   GROSS     NET
---------------------------------------------------------------------------------------------------
                                                     (BCFE)     (MCFE/D)    (YEARS)
GULF COAST:
Newton............................................      44.8        5,035      24.4     14     14.0
South Angleton....................................      10.7        7,282       4.0      8      6.8
North Hagist Ranch................................       6.3          998      17.3      4      4.0
Laurel Ridge......................................       6.3          149        nm      2      2.0
Other.............................................      19.8        5,593       9.7     79     14.9
                                                    -----------------------------------------------
   Total Gulf Coast...............................      87.9       19,057      12.6    107     41.7
U.S. ROCKIES:
Wind River Basin..................................       4.4        2,862       4.2     10      8.3
Piceance Basin....................................       2.3           --        --     --       --
DJ Basin (Washington County)......................       2.8        2,142       3.6     13     11.9
Other.............................................       2.6        1,946       3.7     36      2.0
                                                    -----------------------------------------------
   Total U.S. Rockies.............................      12.1        6,950       4.8     59     22.2
OTHER:
Deerlick..........................................      18.5        1,994      25.4     58     57.9
Rocky Point.......................................      10.9        2,516      11.9     38      2.3
Other.............................................      38.3        8,373      12.5    275     10.9
                                                    -----------------------------------------------
   Total Other....................................      67.7       12,883      14.4    371     71.1
TOTAL.............................................     167.7       38,890      11.8    537    135.0
---------------------------------------------------------------------------------------------------

"nm" Indicates that the figure is not meaningful.

(1) We calculate reserve life by dividing proved reserve volumes at the end of each period shown by annualized production rates at the end of each period shown. Reserve lives listed for the individual fields are influenced by the age of the wells and the relative mix of producing and non-producing reserves in those fields, and thus may not represent the economic life of newly drilled wells in the field. The projected economic life of new wells in our development projects in the Rocky Mountain region is 27.6 years and in the Gulf Coast region is 19.5 years, each on a weighted average basis.

DESCRIPTION OF OIL AND GAS AREAS OF DEVELOPMENT

The following discussion describes our primary oil and gas development areas. We believe these areas will have a significant contribution to our daily production and future reserve growth.

GULF COAST REGION--SOUTH TEXAS AND SOUTH LOUISIANA BASINS

The Gulf Coast Region comprises approximately 56% of our pro forma estimated proved reserves as of December 31, 2004. In the Gulf Coast Region, our primary activities are focused on seven fields that provide a large inventory of development drilling, which we anticipate will provide us with a platform for near term reserve and production growth. The Newton, South Angleton, North Hagist Ranch, Laurel Ridge, Speary, Caballos Creek/Opossum Hollow and Baffin Bay Fields are the largest of our Gulf Coast properties.

Newton Field. The Newton Field is located in Newton County, Texas. We have an interest in 2,214 net acres, where our working interest is 100% throughout the field with a 73% net revenue interest. At December 31, 2004, 1,680 net acres were undeveloped. We acquired our interest in this field through the acquisition of the Alpine assets in June of 2004. The wells in the Newton Field produce from 13 different sands in the Wilcox formation that range in depth from 9,000 to 11,500 feet. We believe we have a competitive advantage in the Newton Field through our experience in multi-zone, multi-stage frac technologies gained from our completion experience in the Rocky Mountains. Our multi-zone completion method allows us to complete and drain all 13 zones simultaneously, thus significantly increasing our economic returns by accelerating the production from the wells. The field is characterized as a large structural anticline and is defined by extensive well control and seismic information. The different Wilcox sands are very consistent across the structure. This well-defined structure has enabled us to target 57 drilling locations with minimal geologic risk. Of these locations 27 are classified as proved undeveloped. We estimate that the reserves per well will average approximately 1.6 Bcfe and can be drilled and developed for an average of approximately $1.5 million. The wells in this field typically have initial production rates of 1.28 Mmcfe per day. The economic life of a new well in the Newton Field is 19.9 years, which is significantly longer than an average Gulf Coast well. We currently have 15 producing wells in the Newton Field and are planning to drill a total of 11 more wells during the remainder of fiscal 2005. The first well we drilled, the Newton B3, started producing in December 2004 at an initial rate of 180 Bbls per day and 500 Mcf per day. We have planned $18 million in capital expenditures for the field in fiscal 2005, with $14.2 million remaining to be spent as of December 31, 2004. Our proved reserves in the Newton Field comprised 42 Bcfe as of December 31, 2004. Net production in the field was 4.77 Mmcfe per day as of December 31, 2004. We are also planning a 3-D seismic shoot on a 50 square mile area around the Newton Field to assess the potential for similar fields in the vicinity. We believe the Newton Field will be a significant growth platform for us in the Gulf Coast Region.

South Angleton Field. The South Angleton Field is located in Brazoria County, Texas. We have interests in 1,536 net acres, where our average working interest is 96% throughout the field, with a 72% net revenue interest. Approximately 1,200 net acres were undeveloped at December 31, 2004. The wells in this field produce from the Frio and Anomalina sands that range in depth from 10,100 to 12,200 feet. The characteristics of the wells in South Angleton are typical for wells in South Texas with high initial production rates, quick payouts and high initial cash flows. We currently have seven producing wells and have targeted six more drilling locations (one classified as proved undeveloped), three of which are planned for fiscal 2005. The first well we drilled in this field was completed in December 2004, and had an initial production rate of 5.9 Mmcfe per day. We estimate that the reserves per well will average approximately 2.2 Bcfe and can be drilled and developed for an average of approximately $2.0 million. The wells in South Angleton typically have initial production rates of 2 Mmcf per day. Our planned capital expenditures for the field in fiscal 2005 are $6.3 million, with $2.5 million remaining to be spent as of December 31, 2004. As of December 31, 2004 our proved reserves totaled 12.2 Bcfe and production was 7.7 Mmcfe per day for the South Angleton Field.

North Hagist Ranch Field. The North Hagist Ranch Field is located in McMullen County, Texas. We have interests in 983 net acres where our working interest is 100% throughout the field with a net revenue interest of 75%. Of the 983 net acres, 823 were undeveloped at December 31, 2004. The North Hagist Ranch wells produce from the Wilcox formation at a depth of 8,500 feet. We have targeted one drilling location for fiscal 2005, which is a proved undeveloped location that targets 1 Bcfe, and will cost approximately $1 million to drill and develop. As of December 31, 2004 we had proved reserves of 6.3 Bcfe with production of 857 Mcfe per day.

Laurel Ridge Field. The Laurel Ridge Field is located in Iberville Parish, Louisiana. We currently have three producing wells in the Laurel Ridge Field. We have two wells planned for fiscal 2005 that we expect to have similar production characteristics to those in the South Angleton Field. We estimate that the reserves per well will average approximately 2 Bcfe and can be drilled and developed for an average of approximately $1.2 million. As of December 31, 2004 we had proved reserves of 6.3 Bcfe with production of 132 Mcfe per day.

Speary Field. The Speary Field is located in Karnes County, Texas. The wells in this field produce from the Wilcox formation; however, there are significant proved reserves that are at shallower depths behind pipe in the Upper Wilcox formation. Our development plans are to recomplete up to six different zones in five of the existing wells in the field. We have four drilling locations in the field and plan on drilling one well in fiscal 2005. We estimate that the reserves per well will average approximately 744 Mmcfe and can be drilled and developed for an average of approximately $0.6 million. As of December 31, 2004 we had proved reserves of 10.2 Bcfe with production of 385 Mcfe per day.

Caballos Creek/Opossum Hollow ("CCOH") Fields. The CCOH Fields are located in McMullen and Atascosa Counties, Texas and are part of the Manti assets. We have an average of 98.5% net working interest with a 78.8% net revenue interest in the field. The wells in this field produce from the Wilcox formation. The individual fields are fault traps that are generally small in areal extent, and therefore are drained with only one or two wells per field. These traps are identified with 3-D seismic and to date the drilling success rate has been high. We currently have targeted five drilling locations in the project area. We estimate that the reserves per well will average approximately 711 Mmcfe and can be drilled and developed for an average of approximately $0.5 million. As of December 31, 2004 we had proved reserves of
8.3 Bcfe with production of 5.9 Mmcfe per day.

Baffin Bay Field. The Baffin Bay Field is located in Kenedy County, Texas and is part of the Manti assets. This field is predominantly non-operated and we have net working interests ranging from 6-40%. The field is mostly operated by ExxonMobil; however, we operate one well in the field that has significant proved developed non-producing reserves behind pipe. We have three drilling locations, one of which will be operated by us. As of December 31, 2004 we had proved reserves of 19.8 Bcfe with production of 5.8 Mmcfe per day.

ROCKY MOUNTAIN REGION--WIND RIVER, PICEANCE AND DENVER JULESBURG BASINS

The Rocky Mountain Region comprises approximately 10% of our estimated pro forma proved reserves as of December 31, 2004. The majority of our undeveloped acreage and drilling inventory is located in this region, where we expect our drilling efforts and capital expenditures will be increasingly focused.

In the Rocky Mountains, our primary activities are focused on three fields that provide a large inventory of development and exploration drilling, which we anticipate will provide us with a platform for reserve and production growth in the future.

Wind River Basin. The primary asset in the Wind River Basin is the Howard Ranch Field in Fremont County, Wyoming. We have an interest in 4,381 net acres, where our average working interest is 90% throughout the field with 72% net revenue interest. At December 31, 2004, 4,341 net acres were undeveloped. This field is an example of the type of project that we strive to develop because of our expertise in multi-zone, multi-stage frac completion technology. The field has consistent geological factors with several thousand feet of gross interval containing many different gas-charged and over-pressured productive sands which lead to more predictable drilling results. There are currently four producing wells in the field, one of which was drilled by us (West Madden 6-27), to a depth of 15,600 feet with an initial production rate of 4.8 Mmcf per day. There are four target formations in the field, which are the Ft. Union, Lance, Mesaverde and Shannon formations ranging in depth from 8,000-20,000 feet; however, the primary targets are the multiple sands in the Lance and Mesaverde (11,000-17,500 feet). With an average spacing of 20 acres (which we plan to seek regulatory approval to obtain), we have targeted a total of 282 drilling locations on our acreage, of which only four are considered proved undeveloped. We estimate that the reserves per well in the Howard Ranch Field will average approximately 4 Bcfe and can be drilled and developed for an average of approximately $5.3 million. These wells are expected to have initial production rates of four to five Mmcf per day. We plan to drill two wells in this field in fiscal 2005, with one having been drilled to date. Our capital budget for the field in fiscal 2005 is $10.4, with $5.5 million having been spent through December 31, 2004. Approximately 88% of our acreage position in this field is on federal land, and we are subject to drilling restrictions that do not allow us to drill in the field for approximately six months out of the year. We are currently drilling a Mesaverde well on a portion of our leasehold that is located on state acreage and is not subject to seasonal drilling restrictions. For the combined Wind River Basin properties we have proved reserves of 15 Bcfe and net production of 3.0 Mmcfe per day as of December 31, 2004. We do not anticipate any constraints on our ability to transport gas as we increase our production. We believe the Howard Ranch project, and to the lesser extent, the Fuller Reservoir, Iron Horse and West Poison Creek projects in the Wind River Basin will provide significant reserve and production growth for us in the Rocky Mountain region. Piceance Basin. Within our acreage position in the Piceance Basin, we are currently focusing our development efforts on the Vega Unit in Mesa County, Colorado, where we have an interest in 3,280 net acres. Our working interest is 100% in this unit with an associated 80% net revenue interest. Approximately 3,120 net acres were undeveloped as of December 31, 2004. We have been acquiring acreage in this area for the past 10 years. This field is also consistent with our strategy of targeting reservoirs that demonstrate predictable geologic attributes. There are 10-15 productive sands that have little geologic or geographic variance throughout the field, which lead to very predictable wells. We use our expertise in multi-zone, multi-stage frac completion technologies to accelerate the production from the wells, therefore increasing the present value of the production. The Mesaverde is the primary producing sand at a depth of 6,400-8,000 feet. There are also coal seams in this area that offer coal-bed methane ("CBM") production; however, we do not have plans to develop the CBM reserves, nor are the CBM reserves included in our proved reserve base. With an average spacing of 10 acres (which we plan to seek regulatory approval to obtain), we have targeted 320 drilling locations in the field. There are currently four wells in the unit. We estimate that the reserves per well will average approximately 0.8 Bcfe, and the wells can be drilled and developed for an average of approximately $1.0 million. These wells have an expected initial production rate of 0.8 Mmcfe per day. We anticipate drilling four wells in fiscal 2005, none of which have been drilled. For the combined Piceance Basin properties, our capital budget in fiscal 2005 is $6.4 million with $3.8 million having been spent as of December 31, 2004. Our proved reserves in this field comprised 1.9 Bcfe as of December 31, 2004. Net production in the field was 500 Mcfe per day as of December 31, 2004. Throughout the Piceance Basin most of our acreage is on federal land and is not subject to any drilling restrictions. There are currently no constraints on our ability to transport production, but once we have more fully developed the acreage, we will likely reach or surpass the existing transportation capacity and have to build our own pipeline to the existing interstate pipelines.

Denver-Julesburg ("D-J") Basin. The Washington County project in Colorado is the primary asset in the D-J Basin. We have an interest in 385,257 net acres, 90% of which is undeveloped. Our average working interest is 96% throughout the field with an 82% net revenue interest. This field targets the Niobrara formation that lies at a depth of 2,800 feet. Our large undeveloped acreage position in this region provides us significant opportunities. We utilize 3-D seismic information to identify our drilling inventory and we have targeted 58 drilling locations, nearly all of which are unproved. Based upon 3-D seismic analysis, we estimate that there could be several hundred potential drilling locations on this acreage. As of December 31, 2004 we had drilled 43 wells in this field, with an 81% success rate. We anticipate drilling another 31 wells in fiscal 2005. We estimate that the reserves per well will average approximately 225 Mmcfe and can be drilled and developed for an average of approximately $0.2 million. Our capital budget for this field is $16.2 million with $10.0 million spent through December 31, 2004. There are currently no constraints on our ability to transport production from this field. Our proved reserves in this field comprised 2.3 Bcfe as of December 31, 2004. Net production in the field was 1.7 Mmcfe per day as of December 31, 2004.

OTHER OPERATIONS

OFFSHORE CALIFORNIA PRODUCING PROPERTIES

Point Arguello Unit. We own through a nominee the equivalent of a 6.07% working interest in the form of a financial arrangement termed a "net operating interest" in the Point Arguello Unit and related facilities located Offshore California in the Santa Barbara Channel. In layman's terms, the term "net operating interest" is defined in our agreement with Whiting as being the positive or negative cash flow resulting to the interest from a seven step calculation which in summary subtracts royalties, operating expenses, severance taxes, production taxes and ad valorem taxes, capital expenditures, unit fees and certain other expenses from the oil and gas sales and certain other revenues that are attributable to the interest. Within this unit there are three producing platforms (Hidalgo, Harvest and Hermosa) that are operated by Arguello, Inc., a subsidiary of Plains Resources Corporation. Our nominee has contractually agreed to retain all of the abandonment costs associated with our interest in the Point Arguello Unit and the related facilities.

Rocky Point Unit. We own an 6.25% interest in the development of the east half of OCS Block 451 in the Rocky Point Unit. On November 2, 2000 we entered into an agreement with all of the interest owners of the Point Arguello Unit for the development of Rocky Point and agreed, among other things, that Arguello, Inc. would become the operator of Rocky Point. To date, two development wells have been drilled from Platform Hidalgo to the Rocky Point unit structure. The first well had initial production rates of 4,300 Bbls per day and the second is currently being completed. The Rocky Point Unit is being developed through extended-reach drilling from the existing platforms located within the adjacent Point Arguello Unit. The technology of extended-reach drilling has dramatically advanced. The operator has plans to drill up to eight additional extended reach wells to develop the structure.

OFFSHORE CALIFORNIA NON-PRODUCING PROPERTIES

We have ownership interests ranging from 2.49% to 100% in five unproved undeveloped offshore California oil and gas units in which we have recorded aggregate carrying values of $10.9 million and $10.2 million at June 30, 2004 and 2003, respectively. These non-operated property interests are located in close proximity to existing producing federal offshore units near Santa Barbara, California and represent the right to explore for, develop and produce oil and gas from offshore federal lease units. Preliminary exploration efforts on these properties have occurred, and the existence of substantial quantities of hydrocarbons has been indicated. The recovery of our investment in these properties will require extensive exploration and development activities (and costs), which cannot proceed without certain regulatory approvals that have been delayed and is subject to other substantial risks and uncertainties.

Based on indications of levels of hydrocarbons present from drilling operations conducted in the past, we believe the fair values of our property interests are in excess of their carrying values at June 30, 2004 and that no impairment in the carrying values has occurred. Pursuant to a ruling in California v. Norton, later affirmed by the 9th Circuit Court of Appeals, the U.S. government is required to make a consistency determination relating to the 1999 lease suspension requests under a 1990 amendment to the Coastal Zone Management Act. In the event that there is some future adverse ruling under the Coastal Zone Management Act that we decide not to appeal or that we appeal without success, it is likely that some or all of our interests in these leases would become impaired and written off at that time. It is also possible that other events could occur during the Coastal Zone Management Act review or appellate process that would cause our interests in the leases to become impaired, and we will continuously evaluate those factors as they occur. On January 9, 2002, Delta and several other plaintiffs filed a lawsuit in the United States Court of Federal Claims in Washington, D.C. alleging that the U.S. government has materially breached the terms of forty undeveloped federal leases, some of which are part of our offshore California properties. See "Business--Legal proceedings."

COLUMBIA RIVER BASIN

The Columbia River Basin is located in southeast Washington and northeast Oregon. We have interests in 93,215 net acres in the basin, all of which are undeveloped. We have a 50% working interest and 40% net revenue interest. We are the operator on the acreage in which we own an interest. There are other major exploration and production companies that are conducting drilling activities in the basin. We plan on observing the results of their drilling activity before we determine our drilling and development program on our acreage position. The basin is characterized by overpressured, tight sand gas formations, which fall into our core competency of multi-zone, multi-stage frac completion technologies. Based upon well testing and core analysis there appear to be multiple productive zones with over 1,000 feet of hydrocarbon bearing sands which lie below approximately 6,000 feet of Basalt. The Columbia River Basin remains a long term development prospect, does not account for any of our proved reserves as of December 31, 2004 and none of our fiscal 2005 budget has been allocated to this area.

OTHER FIELDS

We derive meaningful oil and gas production from fields in non-core regions that will not constitute a significant portion of our capital budget in the future. These fields are the Padgett Field in South Central Kansas; the Deerlick Creek Field in Tuscaloosa, Alabama; the Eland Field in Stark County, North Dakota; and other fields in Panola County, Texas and Colusa County, California. Our interest in these fields provided aggregate net daily production of approximately 11 Mmcfe per day and had approximately 30 Bcfe in proved reserves as of December 31, 2004.

DRILLING COMPANY

We currently own a 50% interest in Big Dog, which has three drilling rigs located in the Rockies. We believe this is a competitive advantage as it provides us with a constant supply of drilling rigs for our development plan. We acquired our interest in Big Dog in March, 2004 for an initial investment of approximately $3 million.

ACQUISITION HISTORY

On January 21, 2005, we closed the acquisition of certain properties located in McMullen, Kenedy and Atascosa Counties in Texas from Manti Resources, Inc. The effective date of this transaction was December 1, 2004. The purchase price of the properties was $60.4 million in cash, net of downward purchase price adjustments. As of December 31, 2004, we estimate that the properties had approximately 28.1 Bcfe of proved reserves, and have additional unproved development opportunities. As of December 31, 2004, the Manti assets produced an average net of 12.1 Mmcfe per day.

On June 29, 2004, we acquired substantially all of the oil and gas assets owned by several entities controlled by Alpine Resources, Inc., a privately held exploration and production company, for a total purchase price of $120.6 million, net of a $1.9 million downward purchase price adjustment. The Alpine assets included 79 producing wells, 16 shut-in wells and numerous proved undeveloped drilling and recompletion opportunities. Of the proved reserves acquired, 55% are located in the Newton field and approximately 13% are located in the South Angleton field. These fields also represent a significant portion of our budgeted drilling program for fiscal 2005.

On August 19, 2004, we completed the sale of our interests in five fields that were part of the Alpine assets and were either fully developed or non-strategic. These properties were sold to Whiting Petroleum Corporation for $19.3 million and contained approximately 10 Bcfe of reserves in Louisiana and South Texas.

In March 2004, we acquired a 50% interest in Big Dog for an initial investment of approximately $3.0 million. Also in March 2004, we purchased a 50% interest in Shark for an initial investment of approximately $276,000. The remaining 50% interest in each of Big Dog and Shark is owned by Edward Mike Davis. Shark's primary assets include the ownership of trucking equipment used for the mobilization of drilling rigs and equipment. We believe that our ownership interests in Big Dog and Shark give us a competitive advantage because they enable us to have access to drilling rigs and rig transportation facilities on a priority basis and allow us to better control the cost and timing of our drilling operations.

During fiscal 2004 we made other producing property acquisitions in North Dakota of approximately 2.4 Bcfe for a total consideration of $4.2 million through the issuance 773,500 shares of our stock. In addition, we acquired leasehold interests of approximately 355,000 net acres in Washington, Colorado and Texas for $3.3 million in cash.

During the period from September of 2003 through July of 2004 we completed a series of transactions with Edward Mike Davis which resulted in our acquisition of a producing property and approximately 360,000 acres of undeveloped properties in our North and South Tongue prospects located in Washington and Yuma Counties, Colorado, and an interest in producing and non-producing properties located in Colusa, Orange and Los Angeles Counties, California. Through these acquisitions we obtained an aggregate of approximately 6 Bcfe in proved producing reserves and a significant drilling inventory for a total consideration of approximately $8.0 million in cash and 3,285,000 shares of our common stock. As of November 15, 2004, Edward Mike Davis owned 2,496,232 shares.

On June 20, 2003, we acquired producing oil and gas interests and related undeveloped acreage in Kansas from JAED Production Company for total consideration of $8.7 million net of normal closing adjustments. On the date of acquisition, we estimated proved reserves to be approximately 9.9 Bcfe.

On May 31, 2002, we acquired all of the domestic oil and gas properties of Castle Exploration Company ("Castle") for total consideration of $40.8 million, net of $5.8 million in closing adjustments. The properties acquired from Castle consisted of interests in numerous producing wells located in fourteen (14) states, plus associated undeveloped acreage. On the date of acquisition, we estimated proved reserves to be approximately 62 Bcfe, of which 32 Bcfe was considered to be proved developed producing reserves.

On February 19, 2002, we completed the acquisition of Piper Petroleum Company ("Piper"), a privately owned oil and gas company headquartered in Fort Worth, Texas. We issued 1,377,240 shares of our restricted common stock for 100% of the shares of Piper. The 1,377,240 shares of restricted common stock were valued at approximately $5.2 million.

During fiscal 2004, we invested an aggregate of $1.0 million for a 6.25% interest as a member of Crystal Energy, LLC, which is an unaffiliated Delaware limited liability company that is currently in the process of attempting to obtain the rights to own and operate a liquid natural gas facility from Platform Grace, which is an existing platform located offshore California. If the limited liability company is successful in obtaining these rights, it intends to engage in the business of accepting and vaporizing liquid natural gas delivered by liquid natural gas tankers, transporting the vaporized liquid natural gas through proprietary gas pipelines and selling the vaporized natural gas to third party customers located in California. As of the date of this preliminary offering memorandum, the limited liability company had not yet engaged in any revenue producing activities.

HISTORICAL DRILLING ACTIVITY

During the years indicated, we drilled or participated in the drilling of the following productive and nonproductive exploratory and development wells:

---------------------------------------------------------------------------------------------
                                                                         YEARS ENDED JUNE 30,
                                                  -------------------------------------------
                                                          2002           2003            2004
                                                  -------------------------------------------
                                                  GROSS    NET   GROSS    NET   GROSS     NET
---------------------------------------------------------------------------------------------
Exploratory Wells(1):
Productive:
   Oil..........................................     --     --      --     --       3    1.40
   Gas..........................................     --     --      --     --       1    0.25
Nonproductive...................................      5   2.70       3   1.55       5    3.25
                                                  -------------------------------------------
Total...........................................      5   2.70       3   1.55       9    4.90
                                                  -------------------------------------------
Development Wells(1):
Productive:
   Oil..........................................      4   0.24      --     --       3    2.81
   Gas..........................................      6   0.49       6   5.15      22    9.46
Nonproductive...................................     --   0.00      --     --       3    3.00
                                                  -------------------------------------------
Total...........................................     10   0.73       6   5.15      28   15.27
                                                  -------------------------------------------
Total Wells(1):
Productive:
   Oil..........................................      4   0.24      --     --       6    4.21
   Gas..........................................      6   2.70       6   5.15      23    9.71
Nonproductive...................................      5   0.49       3   1.55       8    6.25
                                                  -------------------------------------------
Total Wells.....................................     15   3.43       9   6.70      37   20.17
---------------------------------------------------------------------------------------------

(1) Does not include wells in which we had only a royalty interest.

PLANS FOR EXPLORATION AND DEVELOPMENT ACTIVITY

The following is a summary of our drilling and development plans for fiscal 2005. These proposed development plans are discussed in the separate field summaries in the section on "Description of oil and gas properties" above. We continually review our drilling and development plans based on changing circumstances.

----------------------------------------------------------------------------------------------
AREAS OF OPERATIONS                                                  FISCAL 2005   FISCAL 2005
(DOLLARS IN MILLIONS)                                         DRILLING LOCATIONS        BUDGET
----------------------------------------------------------------------------------------------
Gulf Coast region...........................................    18 to 23 wells     $22 to $29
Rocky Mountain region.......................................    70 to 90 wells     $36 to $45
Offshore California.........................................      3 to 5 wells     $ 2 to $ 4
Other.......................................................      0 to 5 wells     $ 0 to $ 2
                                                              --------------------------------
Total.......................................................   91 to 123 wells     $60 to $80
----------------------------------------------------------------------------------------------

FUTURE RESERVE AND PRODUCTION ESTIMATES

We believe that our high degree of operational control in our multi-year inventory of drilling locations positions us for continued organic reserve and production growth. As a result of our planned development drilling program, we anticipate that by December 31, 2005, our estimated proved reserves will have increased by almost one-fourth and our net production per day will have increased by over one-half from our estimated proved reserves and our net production per day, respectively, at December 31, 2004 on a pro forma basis.

We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies, where approximately two-thirds of our fiscal 2006 capital budget is allocated and three-fourths of our undeveloped acreage is located. As a result, we anticipate that by December 31, 2005 approximately one-third of our proved reserves will be located in the Rocky Mountain region.

Our reserve and production estimates depend on circumstances that may or may not occur in the future, and our actual future reserves and production may differ materially from our estimates.

PRODUCTION

During the fiscal years ended June 30, 2004, 2003 and 2002, we have not had, nor do we now have, any long-term supply or similar agreements with governments or authorities under which we acted as producer.

MARKETS

Our principal products are crude oil and natural gas. The products are generally sold at the wellhead to purchasers in the immediate area where the product is produced. The principal markets for oil and gas are refineries and transmission companies, which have facilities near our producing properties.

MAJOR CUSTOMERS

During our fiscal year ended June 30, 2004, we sold a significant portion of our oil and gas production to the following companies: Seminole, Texla, Gulfmark and Plains Marketing. We do not depend upon one or a few major customers for the sale of oil and gas as of the date of this offering memorandum. The loss of any one or several customers would not have a material adverse effect on our business.

RAW MATERIALS

The principal raw materials and resources necessary for the exploration and development of natural gas and crude oil are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to drill for and produce such reserves and knowledgeable personnel to conduct all phases of oil and gas operations. Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment and supplies. We believe that these shortages are likely to intensify. The costs and delivery times of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In partial response to this trend, we recently acquired a fifty percent interest in a small drilling company and a fifty percent interest in a small trucking company. We believe that our ownership interest in the drilling company will provide us with at least two large drilling rigs. The initial purpose of our investment in the trucking company is to allow these drilling rigs to be moved to new drilling locations as necessary. We are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of or material price increases in drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.

TITLE TO PROPERTIES

Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. We do not believe that any of these burdens materially interfere with our use of the properties in the operation of our business.

We believe that we have generally satisfactory title to or rights in all of our producing properties. As is customary in the oil and gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations only before we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use in the operation of our business.

DISTRIBUTION

Oil and natural gas produced from our wells are normally sold to various purchasers as discussed below. Oil is generally picked up and transported by the purchaser from the wellhead. In some instances, we are charged a fee for the cost of transporting the oil. This fee is deducted from or accounted for in the price paid for the oil. Natural gas wells are connected to pipelines generally owned by the natural gas purchasers. A variety of pipeline transportation charges are usually included in the calculation of the price paid for the natural gas.

COMPETITION

We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration, development and production of crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped oil and gas leases. The principal competitive factors in the acquisition of undeveloped oil and gas leases include the availability and quality of staff, data necessary to identify, investigate and purchase such leases and the financial resources necessary to acquire and develop such leases. Many of our competitors have financial resources, staffs and facilities substantially greater than ours. In addition, the producing, processing and marketing of natural gas and crude oil are affected by a number of factors, beyond our control, the effects of which cannot be accurately predicted. See "Risk Factors."

GOVERNMENT REGULATION OF THE OIL AND GAS INDUSTRY

GENERAL

Our business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, imposition of investigatory or remedial requirements, and, in less common circumstances, issuance of injunctions. Changes in any of these laws and regulations could have a material adverse effect on our business. In light of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations. Nevertheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and future expenditures for environmental compliance or remediation may be substantially more than we expect.

We believe that our operations comply in all material respects with all applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive effect on our method of operations than on other similar companies in the energy industry.

The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing.

ENVIRONMENTAL REGULATION

Our operations are subject to numerous federal, state, and local environmental laws and regulations concerning our oil and gas operations, products and other activities. In particular, these laws and regulations require the acquisition of permits, restrict the type, quantities and concentration of various substances that can be released into the environment, limit or prohibit activities on certain lands lying within wilderness, wetlands and other protected areas, regulate the generation, handling, storage, transportation, disposal and treatment of waste materials and impose criminal or civil liabilities for pollution resulting from oil, natural gas and petrochemical operations.

Governmental approvals and permits are currently, and may in the future be, required in connection with our operations. The success of obtaining, and the duration of, such approvals are contingent upon a significant number of variables, many of which are not within our control. To the extent such approvals are required and not granted, operations may be delayed or curtailed, or we may be prohibited from proceeding with planned exploration or operation of facilities.

Environmental laws and regulations are expected to have an increasing impact on our operations, although it is impossible to predict accurately the effect of future developments in such laws and regulations on our future earnings and operations. Some risk of environmental costs and liabilities is inherent in our operations and products, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs and liabilities will not be incurred. However, we do not currently expect any material adverse effect upon our results of operations or financial position as a result of compliance with such laws and regulations.

Although future environmental obligations are not expected to have a material adverse effect on our results of operations or financial condition, there can be no assurance that future developments, such as increasingly stringent environmental laws or enforcement thereof, will not cause us to incur substantial environmental liabilities or costs.

HAZARDOUS SUBSTANCES AND WASTE DISPOSAL

We currently own or lease interests in numerous properties that have been used for many years for natural gas and crude oil production. Although the operator of such properties may have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us. In addition, some of these properties have been operated by third parties over whom we had no control. The U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the management and disposal of wastes. Although CERCLA currently excludes petroleum from cleanup liability, many state laws affecting our operations impose clean-up liability regarding petroleum and petroleum related products.

In addition, although RCRA currently classifies certain exploration and production wastes as "non-hazardous," such wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements. If such a change in legislation were to be enacted, it could have a significant impact on our operating costs, as well as the oil and gas industry in general.

OIL SPILLS

Under the Federal Oil Pollution Act of 1990, as amended ("OPA"), (i) owners and operators of onshore facilities and pipelines, (ii) lessees or permittees of an area in which an offshore facility is located and (iii) owners and operators of tank vessels ("Responsible Parties") are strictly liable on a joint and several basis for removal costs and damages that result from a discharge of oil into the navigable waters of the United States. These damages include, for example, natural resource damages, real and personal property damages and economic losses. OPA limits the strict liability of Responsible Parties for removal costs and damages that result from a discharge of oil to $350.0 million in the case of onshore facilities, $75.0 million plus removal costs in the case of offshore facilities, and in the case of tank vessels, an amount based on gross tonnage of the vessel. However, these limits do not apply if the discharge was caused by gross negligence or willful misconduct, or by the violation of an applicable federal safety, construction or operating regulation by the Responsible Party, its agent or subcontractor or in certain other circumstances. To date, we have not had any material spills.

In addition, with respect to certain offshore facilities, OPA requires evidence of financial responsibility in an amount of up to $150.0 million. Tank vessels must provide such evidence in an amount based on the gross tonnage of the vessel. Failure to comply with these requirements or failure to cooperate during a spill event may subject a Responsible Party to civil or criminal enforcement actions and penalties.

Under our various agreements, we have primary liability for oil spills that occur on properties for which we act as operator. With respect to properties for which we do not act as operator, we are generally liable for oil spills as a non-operating working interest owner. We do not act as operator for any of our offshore California properties. The operators of our offshore California properties are primarily liable for oil spills and are required by the MMS to carry certain types of insurance and to post bonds in that regard. In addition, we also carry insurance as a non-operator in the amount of $5.0 million onshore and $10.0 million offshore. There is no assurance that our insurance coverage is adequate to protect us.

OFFSHORE PRODUCTION

Offshore oil and gas operations in U.S. waters are subject to regulations of the United States Department of the Interior which currently impose strict liability upon the lessee under a federal lease for the cost of clean-up of pollution resulting from the lessee's operations. As a result, such a lessee could be subject to possible liability for pollution damages. In the event of a serious incident of pollution, the Department of the Interior may require a lessee under federal leases to suspend or cease operations in the affected areas.

Because we are engaged in acquiring, operating, exploring for and developing natural resources, we are subject to various state and local provisions regarding environmental and ecological matters. Therefore, compliance with environmental laws may necessitate significant capital outlays, may materially affect our earnings potential, and could cause material changes in our proposed business. At the present time, however, these laws do not materially hinder or adversely affect our business. Capital expenditures relating to environmental control facilities have not been materially significant to our operations since our inception. In addition, we do not anticipate that such expenditures will be materially significant during the fiscal year ending June 30, 2005.

We are responsible for costs associated with the plugging of wells, the removal of facilities and equipment and site restoration on our oil and natural gas properties according to our pro rata ownership. As of January 1, 2003, we adopted SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of liabilities for retirement obligations of acquired assets. We recorded an asset retirement obligation of approximately $2.6 million at June 30, 2004. Estimates of abandonment costs and their timing may change due to many factors, including actual drilling and production results, inflation rates and changes to environmental laws and regulations. Estimated asset retirement obligations are added to net unamortized historical oil and gas property costs for purposes of computing depreciation, depletion and amortization expense charges.

OFFICE FACILITIES

Since December 2004, our offices have been located at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 under a ten year lease that commenced in November 2004. In addition, we lease approximately 19,000 square feet of office space at our former headquarters and the lease on this space will expire in September 2008. We intend to sublease this space.

EMPLOYEES

We have approximately 65 full time employees and 35 independent contractors and full time consultants. Additionally, certain operators, engineers, geologists, geophysicists, landmen, pumpers, draftsmen, title attorneys and others necessary for our operations are retained on a contract or fee basis as their services are required.

LEGAL PROCEEDINGS

On January 9, 2002, we and several other plaintiffs filed a lawsuit in the United States Court of Federal Claims in Washington, D.C. alleging that the U.S. government has materially breached the terms of forty undeveloped federal leases, some of which are part of our offshore California properties. The Complaint is based on allegations by the collective plaintiffs that the United States has materially breached the terms of certain of their offshore California leases by attempting to deviate significantly from the procedures and standards that were in effect when the leases were entered into, and by failing to carry out its own obligations relating to those leases in a timely and fair manner. More specifically, the plaintiffs have alleged that the judicial determination in the California v. Norton case, that a 1990 amendment to the Coastal Zone Management Act required the government to make a consistency determination prior to granting lease suspension requests in 1999, constitutes a material change in the procedures and standards that were in effect when the leases were issued. The plaintiffs have also alleged that the United States has failed to afford them the timely and fair review of their lease suspension requests which has resulted in significant, continuing and material delays to their exploratory and development operations.

The suit seeks compensation for the lease bonuses and rentals paid to the federal government, exploration costs and related expenses. The total amount claimed by all lessees for bonuses and rentals exceeds $1.2 billion, with additional amounts for exploration costs and related expenses. We own approximately 12% of the lease bonus costs that are the subject of the lawsuit. In addition, our claim for exploration costs and related expenses will also be substantial. In the event, however, that we receive any proceeds as the result of such litigation, we will be obligated to pay a portion of any amount received by us to landowners and other owners of royalties and similar interests, to pay the litigation expenses and to fulfill certain pre-existing contractual commitments to third parties.

The federal government has not yet filed an answer in this proceeding and the plaintiffs have filed a motion for summary judgment as to certain liability aspects related to their claims. This motion has yet been heard by the court.

In the ordinary course of business, we may in the future be named as a defendant in lawsuits and a party to various legal proceedings, some of which may be covered in whole or in part by insurance.

D.  Forward Looking Statements.

This Current Report on Form 8-K includes statements that are, or may deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

       - volatility of oil and natural gas prices;

       - production variance from expectations;

       - drilling activity being less successful than expected;

       - changes in government regulation; and

       - other risks associated with oil and gas drilling and production.

You should also read carefully the factors described in the "RISKS RELATED TO OUR BUSINESS AND INDUSTRY" section of the Preliminary Offering Memorandum included in this report to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Any forward-looking statements that we make in this offering memorandum speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.




                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)



Date:  February 28, 20054             By: /s/ Kevin K. Nanke
                                          -------------------------------
                                          Kevin K. Nanke, Chief Financial
                                          Officer